Exhibit 2.1

PURCHASE AGREEMENT

between

DRESSER, INC.

RING-O VALVE SRL

DRESSER ITALIA SRL

DRESSER VALVES EUROPE GMBH

DRESSER NETHERLANDS BV

DRESSER INDUSTRIAL PRODUCTS

DRESSER INDUSTRIA COMERCIO LTDA.

RING-O VALVE INTERNATIONAL BV

FIRSA INTERNATIONAL LTD.

ENTECH UK INDUSTRIES LIMITED

RING-O VALVE INC.

DRESSER ENTECH INC.

DI CANADA, INC.

DI NETHERLANDS BV

and

COOPER CAMERON CORPORATION

DATED AS OF SEPTEMBER 1, 2005

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01. Defined Terms

SECTION 1.02. Interpretation

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Purchased Shares and the Purchased Business Assets

SECTION 2.02. Purchase Price; Adjustments to Purchase Price

SECTION 2.03. Purchase Price Adjustment.

SECTION 2.04. Prorations; Transfer Taxes.

SECTION 2.05. Closing

SECTION 2.06. Allocation of Consideration

SECTION 2.07. Assumption and Retention of Liabilities

SECTION 2.08. Closing Deliveries by Purchaser

SECTION 2.09. Closing Deliveries by Sellers

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

SECTION 3.01. Organization and Authority of Sellers

SECTION 3.02. Organization and Authority of the Purchased Business Companies; Ownership of the Purchased Shares

SECTION 3.03. No Conflict

SECTION 3.04. Consents and Approvals

SECTION 3.05. Financial Information

SECTION 3.06. Conduct of the Business in the Ordinary Course; Absence of Certain Changes, Events and Conditions

SECTION 3.07. Compliance with Laws; Permits

SECTION 3.08. Litigation

SECTION 3.09. Material Contracts

SECTION 3.10. Intellectual Property

SECTION 3.11. Real Property

SECTION 3.12. Taxes

SECTION 3.13. Employee Benefit Matters.

SECTION 3.14. Labor Matters

SECTION 3.15. Environmental Matters

SECTION 3.16. Assets

SECTION 3.17. No Undisclosed Liabilities.

SECTION 3.18. Insurance

SECTION 3.19. Propriety of Past Payments

SECTION 3.20. Guarantees

SECTION 3.21. Brokers

SECTION 3.22. Condemnation

SECTION 3.23. Product Warranty and Product Liability

SECTION 3.24. Inventories

SECTION 3.25. Accounts Receivable

SECTION 3.26. Customer Property

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

SECTION 4.01. Organization and Authority of Purchaser

SECTION 4.02. No Conflict

SECTION 4.03. Consents and Approvals

SECTION 4.04. Investment Purpose

SECTION 4.05. Litigation

SECTION 4.06. Financing

SECTION 4.07. Brokers

ARTICLE V

COVENANTS AND AGREEMENTS

SECTION 5.01. Conduct of the Business Prior to the Closing

SECTION 5.02. Cooperation.

SECTION 5.03. Access to Information; Books and Records.

SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents

SECTION 5.05. Third-Party Consents

SECTION 5.06. Termination of Certain Existing Intercompany Contracts and Arrangements

SECTION 5.07. Further Action

SECTION 5.08. Exclusivity

SECTION 5.09. Non-Solicitation

SECTION 5.10. Other Agreements.

SECTION 5.11. Employees; Offers of Employment

SECTION 5.12. Welfare Plans

SECTION 5.13. Guarantees

SECTION 5.14. Release of Certain Obligations

SECTION 5.15. Environmental Reports

SECTION 5.16. Foreign Jurisdictions

SECTION 5.17. Tax Matters

SECTION 5.18. Product Warranty Claims

SECTION 5.19. Liquidated Damages.

SECTION 5.20. Gazprom Order

SECTION 5.21. Customer Advances

SECTION 5.22. Reserves

SECTION 5.23. Italian Asset Drop-down

SECTION 5.24. Covenant to Provide Schedule of Material Permits, Business IP Licenses and Customer Property Schedules

SECTION 5.25. Joinder Agreement

SECTION 5.26. Environmental Waste Removal

SECTION 5.27. Brazilian Manifold Contract

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01. Conditions to the Parties’ Obligations

SECTION 6.02. Additional Conditions to Obligations of Seller

SECTION 6.03. Additional Conditions to the Obligations of Purchaser

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Indemnification

SECTION 7.02. Defense of Claims

SECTION 7.03. Special Environmental Indemnification Provisions

ARTICLE VIII

TERMINATION AND WAIVER

SECTION 8.01. Termination

SECTION 8.02. Effect of Termination

SECTION 8.03. Liquidated Damages

SECTION 8.04. Waiver

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Expenses

SECTION 9.02. Notices

SECTION 9.03. Public Announcements

SECTION 9.04. Severability

SECTION 9.05. Entire Agreement

SECTION 9.06. Assignment

SECTION 9.07. No Third Party Beneficiaries

SECTION 9.08. Amendment

SECTION 9.09. Disclosure Generally

SECTION 9.10. Governing Law

SECTION 9.11. Counterparts

EXHIBITS Exhibit A - Exhibit B - Exhibit C - Exhibit D - Exhibit E - Exhibit F - Exhibit G - Exhibit H -
Defined Terms
Non-Competition Agreement
Global Transition Services Agreement Terms
Supply Contract Terms
Form of Cross License Agreement
Facility Lease Terms
Facilities Transition Agreements Terms
Trademark License Terms

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of September 1, 2005, is entered into between COOPER CAMERON CORPORATION, a corporation incorporated under the laws of Delaware (“Purchaser”), and DRESSER, INC. (“Dresser”), which in turn will cause each of RING-O VALVE SRL, DRESSER ITALIA SRL, DRESSER VALVES EUROPE GMBH, DRESSER NETHERLANDS BV, DRESSER INDUSTRIAL PRODUCTS, DRESSER INDUSTRIA COMERCIO LTDA., RING-O VALVE INTERNATIONAL BV, FIRSA INTERNATIONAL LTD., ENTECH UK INDUSTRIES LIMITED, RING-O VALVE INC., DRESSER ENTECH INC., DI CANADA, INC. AND DI NETHERLANDS BV (the “Retained Business Companies”) to become parties hereto, and which, along with Dresser, are referred to herein as the “Sellers”.

RECITALS

WHEREAS, Dresser through its on-off valve business unit and the Retained Business Companies and through the various other entities listed on Schedule 1.01(a) (the “Purchased Business Companies” and together with the Retained Business Companies, the “Business Companies”) are collectively engaged in the Business (as defined below);

WHEREAS, Dresser and the Business Companies own all of the Business Assets (as defined below) and Dresser or one of the Retained Business Companies owns, or prior to Closing will own, all of the issued and outstanding capital stock and other equity interests of the Purchased Business Companies as described on Schedule 1.01(b) hereto, together with the Cooper Cameron Valves Italy Shares acquired by Sellers pursuant to Section 5.23 below (such capital stock and equity interests being referred to as the “Purchased Shares”); and

WHEREAS, upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, (i) the Purchased Shares and (ii) the Business Assets that are held by Dresser and the Retained Business Companies or their respective Affiliates (the “Purchased Business Assets”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Sellers and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01. Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to this Agreement.

SECTION 1.02. Interpretation. The following provisions shall apply in connection with the interpretation of this Agreement:

(a) Any reference to the singular includes the plural and vice versa, any reference to natural persons includes legal persons and vice versa, and any reference to a gender includes the other gender.

(b) Any reference to Articles, Sections, Exhibits and Schedules are, unless otherwise stated, references to Articles, Sections, Exhibits and Schedules of or to this Agreement.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “includes” or “including” shall mean “including without limitation.” The use of “or” is not intended to be exclusive unless explicitly indicated otherwise.

(d) All Exhibits and Schedules form an integral part of this Agreement and are equally binding therewith. Any reference to “this Agreement” shall include such Exhibits and Schedules.

(e) Any reference to a statutory provision shall include a reference to the provision as modified, amended or supplemented from time to time and any subordinate legislation made under such statutory provision.

(f) References to a Person shall include any permitted assignee or successor to such party in accordance with this Agreement.

(g) If any period is referred to in this Agreement by way of reference to a number of days, the days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day that is not a Business Day, in which case the last day shall be the next succeeding Business Day.

(h) The terms “dollars” or “$” shall mean United States dollars and all payments hereunder shall be made in United States dollars.

(i) The table of contents and the descriptive headings and captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) The “knowledge of Purchaser” or “Purchaser’s knowledge” or any derivative thereof shall mean the actual knowledge of the Persons listed on Schedule 1.02(j)(l) after due inquiry. The “knowledge of Sellers” or “Sellers’ knowledge” or any derivative thereof shall mean the actual knowledge of the Persons listed on Schedule 1.02(j)(2) after due inquiry.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Purchased Shares and the Purchased Business Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers agree to and shall sell to Purchaser or its designated subsidiaries the Purchased Shares and the Purchased Business Assets. The Purchased Shares will be transferred by Sellers to Purchaser or its designated subsidiaries free and clear of all Encumbrances other than Encumbrances created by Purchaser. The Purchased Business Assets will be transferred by Sellers to Purchaser or its designated subsidiaries free and clear of all Encumbrances other than Permitted Encumbrances. At the Closing, Sellers waive (for themselves and their Affiliates) all applicable rights of preemption, purchase rights and other restrictions relating to any transfer of the Purchased Shares and the Purchased Business Assets. Sellers are not selling, and Purchaser is not purchasing, any of the Excluded Assets, including assets listed on Schedule 2.01.

SECTION 2.02. Purchase Price; Adjustments to Purchase Price. (a) The purchase price to be paid at the Closing by Purchaser or its designated subsidiaries for the Purchased Shares and the Purchased Business Assets shall be an aggregate of Two Hundred Twenty-Three Million Eight Hundred Thousand Dollars ($223,800,000), plus the Estimated Purchase Price Adjustment (the “Base Purchase Price”) subject to adjustment pursuant to Sections 2.03 and 2.04 below and subject to further adjustment pursuant to Sections 5.21 and 5.23 hereof. The Base Purchase Price will be paid at the Closing by wire transfer in immediately available funds to the applicable Sellers’ Bank Account designated by Sellers.

(b) No later than three (3) Business Days prior to Closing, the parties shall calculate the Estimated Working Capital Payment (as defined below), calculate the Estimated Customer Advances Amount, calculate the Estimated Capital Lease Amount and calculate the total projected purchase price adjustments that would be payable pursuant to Section 2.03 but for the operation of this Section 2.02(b) (the “Estimated Purchase Price Adjustment”), with an Estimated Purchase Price Adjustment payable to Sellers at Closing being expressed as a positive number, or an Estimated Purchase Price Adjustment payable to Purchaser at Closing being expressed as a negative number. The “Estimated Working Capital” shall be equal to the Working Capital of the Business as of 12:01 a.m. (local time in each applicable jurisdiction) on the most recent month end prior to (but not including) the Closing Date. For purposes of calculating the Estimated Purchase Price Adjustment, the difference (positive or negative) between the Estimated Working Capital and the Working Capital Threshold shall be multiplied by 75% (the “Estimated Working Capital Payment”).

SECTION 2.03. Purchase Price Adjustment.

(a) For purposes of establishing the Purchase Price, Purchaser and Sellers have assumed that the sum of the Working Capital of the Business at Closing would be $124,000,000 (“Working Capital Threshold”).

(b) As soon as reasonably practicable following the Closing Date, and in any event within 120 days thereafter, Purchaser shall prepare and deliver to Sellers a calculation of (i) the actual Working Capital of the Business, prepared in accordance with the accounting principles and procedures and in the format set forth on Schedule 2.03(b) as of 12:01 a.m. (local time in each applicable jurisdiction) on the Closing Date (the “Final Working Capital”), (ii) the Final Customer Advances Amount, and (iii) the Final Capital Lease Amount, together with reasonably detailed supporting information, (collectively set forth on the “Final Closing Statement”). The difference (positive or negative) between the Final Working Capital and the Working Capital Threshold shall be referred to as the “Final Working Capital Payment.”

(i) From and after the delivery of the Final Closing Statement, Purchaser shall provide Sellers and their representatives reasonable access to the books and records of the Business relating to the calculation of the Final Working Capital, the Final Customer Advances Amount and the Final Capital Lease Amount as Sellers shall reasonably request and that are available to Purchaser.

(ii) Within 45 days after Sellers’ receipt of the Final Closing Statement, Sellers shall notify Purchaser as to whether Sellers agree or disagree with the calculation of the Final Working Capital or the Final Customer Advances Amount as reflected on the Final Closing Statement and, if Sellers disagree, such notice shall set forth in reasonable detail the particulars of such disagreement. If Sellers provide a notice of agreement or do not provide a notice of disagreement within such 45 day period, then Sellers shall be deemed to have accepted the calculations and the amounts set forth in the Final Closing Statement delivered by Purchaser, which shall then be final, binding and conclusive for all purposes hereunder. If any such notice of disagreement is timely provided, then Purchaser and Sellers shall each use reasonable efforts for a period of 25 days thereafter to resolve any disagreements with respect to the calculations in the Final Closing Statement.

(iii) If, at the end of the 25-day resolution period referred to in (ii) above, the parties are unable to resolve any disagreements as to items in the Final Closing Statement, then Grant Thornton LLP will be asked to resolve such dispute (the “Purchase Price Arbiter”). If Grant Thornton LLP is unable or unwilling to serve as the Purchase Price Arbiter and Purchaser and Sellers are unable to agree upon a mutually acceptable Person to serve as the Purchase Price Arbiter, then Grant Thornton LLP shall select a Person who (A) is a retired partner of a national accounting firm which partner has not performed any audit, tax or other accounting services for either Sellers or Purchaser in the previous three years, and does not have a conflict of interest with either party, (B) has experience in arbitration and (C) holds a certified public accountant certificate, to serve as the Purchase Price Arbiter. Sellers and Purchaser shall submit, in writing, detailed briefs to the Purchase Price Arbiter setting forth their views as to the correct nature and amount of each item remaining in dispute and the amount of the Final Working Capital or Final Customer Advances Amount, as the case may be, and the Purchase Price Arbiter shall make a written determination as promptly as practicable, but in any event within 30 days after the date on which such dispute is referred to the Purchase Price Arbiter, as to the Final Working Capital or Final Customer Advances Amount, which determination shall be final and binding on the parties for all purposes hereunder. The Purchase Price Arbiter shall be authorized to select only the amount of the Final Working Capital or Final Customer Advances Amount as presented by either Sellers or Purchaser and shall not select any other figure or amount as the Final Working Capital or Final Customer Advances Amount. The costs and expenses of the Purchase Price Arbiter shall be borne 50% by Sellers and 50% by Purchaser. The determination of the Purchase Price Arbiter shall be final, binding and conclusive for all purposes hereunder.

Within five Business Days of the date on which the last disputed item required to determine the Final Working Capital, Final Customer Advances Amount and the Final Capital Lease Amount is resolved pursuant to this Section 2.03, the Purchase Price shall be increased by the excess, if any, of the Final Working Capital Payment over the Estimated Working Capital Payment, or decreased by the excess, if any, of the Estimated Working Capital Payment over the Final Working Capital Payment. The Purchase Price shall be further adjusted as follows: (i) increased by the excess, if any, of the Estimated Customer Advances Amount over the Final Customer Advances Amount, or decreased by the excess, if any, of the Final Customer Advances Amount over the Estimated Customer Advances Amount, and (ii) increased by the excess, if any, of the Estimated Capital Lease Amount over the Final Capital Lease Amount, or decreased by the excess, if any, of the Final Capital Lease Amount over the Estimated Capital Lease Amount. The Sellers shall pay to Purchaser any net decrease in the Purchase Price, as determined under this Section 2.03, from the Base Purchase Price. The Purchaser shall pay to Sellers any net increase in the Purchase Price, as determined under this Section 2.03, over the Base Purchase Price. Any payments made pursuant to this Section 2.03 shall include interest on the amount of such payment at the Libor Rate on an annualized basis for the period between the Closing Date and the date of payment.

The Base Purchase Price as adjusted pursuant to this Section 2.03 and Section 2.04 below shall be referred to as the “Purchase Price.”

SECTION 2.04. Prorations; Transfer Taxes. (a) All ad valorem and personal property Taxes with respect to the Business Assets (including the Purchased Business Assets and the Business Assets held by the Purchased Business Companies) shall be apportioned and shall be adjusted, as of the Closing Date, and the net amount thereof shall be added to or deducted from, as the case may be, that portion of the Base Purchase Price paid by Purchaser on the Closing Date.

(b) Sellers and Purchaser shall each pay one-half of the Transfer Taxes payable with respect to the sale by Sellers in the aggregate, on the one hand, and purchase by Purchaser, on the other hand, of the Purchased Business Assets and the Purchased Shares. Purchaser shall pay all Taxes arising out of any post-Closing restructuring or reorganization of the Purchased Business Companies or the Purchased Business Assets. Sellers shall pay all Taxes (including Transfer Taxes) arising out of any pre-Closing restructuring or reorganization of the Business Companies or Business Assets, including, without limitation, any assignment, conveyance or transfer of Business Assets from a Seller, any Business Company or any of their Affiliates to a Purchased Business Company or Cooper Cameron Valves Italy (the “Restructuring”). Notwithstanding the forgoing, the cash deliverable by Purchaser at Closing shall be reduced by the amount of any applicable withholding Taxes relating to such purchase. Notwithstanding the forgoing, Purchaser shall pay all of the Transfer Taxes with respect to the sale by Sellers of the Purchased Business Assets and the Purchased Shares in the amount and to the extent that Purchaser reasonably believes it will receive and actually utilize a credit generated for such payment from any relevant taxing authority and that such credit will result in a reduction in Taxes actually payable by Purchaser during the period including the Closing Date and ending at the end of the period including the third anniversary of the Closing Date. To the extent Purchaser does not actually claim and utilize a credit for such payment and experience a reduction in Taxes actually payable during the period including the Closing Date and ending at the end of the period including the third anniversary of the Closing Date, Sellers shall reimburse Purchaser for one-half of any such payment. For any Transfer Taxes that are paid one-half by Sellers and one-half by Purchaser, Sellers and Purchaser likewise shall share on a 50/50 basis any cash refunds of such shared Transfer Taxes actually received by Purchaser or Seller prior to the third anniversary of the Closing as and when received. The parties shall cooperate as reasonably requested in order to secure any such refunds or credits.

SECTION 2.05. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Purchased Shares and the Purchased Business Assets contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002, on the last day of the month following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VI, or at such other place or at such other date or time as Sellers and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

SECTION 2.06. Allocation of Consideration. The Purchase Price (together with Assumed Liabilities to the extent the assumption thereof is treated as purchase price for applicable Tax purposes) shall be allocated in the manner set forth on Schedule 2.06. Purchaser and Sellers shall use such allocations as the basis for reporting asset values and other items for purposes of all Tax Returns. Purchaser and Sellers agree to treat and report (and, if necessary, to cause each of their Affiliates to treat and report) the transactions provided for in this Agreement in a manner consistent with Schedule 2.06.

SECTION 2.07. Assumption and Retention of Liabilities. (a) The only liabilities and obligations to be assumed by Purchaser or Cooper Cameron Valves Italy or assumed or retained by the Purchased Business Companies with respect to the Business Assets and the Business are the following liabilities and obligations of the Sellers, in each case as and to the extent such liabilities and obligations relate to the Business (the “Assumed Liabilities”):

(i) Subject to the terms of Sections 5.18, 5.19 and 5.20, all obligations arising from and after the Closing under customer, vendor and supplier contracts or open bids of the Business held by and binding upon the Purchased Business Companies or included in the Purchased Business Assets at the Closing that have been entered into in the ordinary course of business consistent with past practices;

(ii) all obligations with respect to the Business arising from and after the Closing under the agency and representative contracts of the Business held by the Purchased Business Companies or included in the Purchased Business Assets at the Closing and listed on Schedule 2.07(a)(ii); and

(iii) the employment, consulting, change of control, retention or severance agreements or arrangements listed on Schedule 2.07(a)(iii) and all accrued salaries, bonuses, vacation, paid-time off or other accrued severance or compensation of any of the Business Employees as accrued on the balance sheet included in the Final Closing Statement with respect to the period prior to the Closing Date, other than with respect to any Benefit Plan or any Pension and Retirement Obligations;

(iv) Pre-Closing Product Warranty Claims, but subject to, and only to the extent provided in, Section 5.18;

(v) Post-Closing Product Warranty Claims;

(vi) Pre-Closing Liquidated Damages, but subject to, and only to the extent provided in, Section 5.19;

(vii) the obligations arising from and after the Closing under the operating leases listed on Schedule 2.07(a)(vii);

(viii) the economic rights and obligations (excluding any obligations associated with or arising out of a breach) arising from and after the Closing under the Hedging Agreements of the Purchased Business Companies reflected in Schedule 2.07(a)(viii);

(ix) the business, operations or activities conducted by Purchaser or its Affiliates from and after the Closing, other than the Retained Liabilities;

(x) all liabilities of the Business specifically described on Schedule 2.07(a)(x);

(xi) liabilities of a nature reflected as current liabilities on the Financial Statements (other than liabilities associated with the Excluded Assets) and that are incurred in the ordinary course of business and specifically and properly reflected as trade payables or other current liabilities on the balance sheet included in the Final Closing Statement;

(xii) the obligations arising from and after the Closing under the capitalized leases at Ring-O as listed on Schedule 2.07(a)(xii), such lease being the only capital lease being assumed by Purchaser or the Purchased Business Companies;

(xiii) the TFR Obligations; and

(xiv) any liabilities resulting solely from Sellers’ being a shareholder in Cooper Cameron Valves Italy as opposed to a newly-formed Seller company.

Notwithstanding the foregoing and except as otherwise agreed pursuant to Section 2.07(a), neither Purchaser nor any Purchased Business Company shall assume or agree to pay, perform or discharge, and none of Purchaser nor any Purchased Business Company shall be responsible for, any other liabilities or obligations of Sellers, the Business Companies or their respective Affiliates or arising out of or related to the Business, whether, known or unknown, accrued, absolute, contingent or otherwise, including, without limitation, the “Retained Liabilities” (as defined below).

(b) Sellers acknowledge and agree that they are responsible for and shall, jointly and severally, indemnify and hold harmless Purchaser and the Purchased Business Companies and their respective Affiliates from and against any and all Losses arising out of or relating to liabilities or obligations arising out of the ownership, operation or use of the Business Assets or conduct of the Business prior to the Closing other than Assumed Liabilities (“Retained Liabilities”), including the following and any Action arising out of or relating thereto:

(i) any employment, consulting, change of control, retention or severance agreements or arrangements respecting the Business Employees, other than any such agreements or arrangements, if any, specifically included in the Business Assets and listed in Schedule 2.07(a)(iii);

(ii) any accounts payable or other obligations payable by any Business Company to Sellers, the Retained Business Companies or any of their Affiliates existing at and immediately prior to the Closing Date;

(iii) obligations of Sellers under this Agreement;

(iv) fees and expenses owed by Sellers, any of the Business Companies or any of their Affiliates to third parties incurred in connection with the sale of the Business, including fees and expenses incurred in connection with the Restructuring;

(v) continuation or termination of any contract, agreement or instrument that is not included in the Assumed Liabilities;

(vi) any Benefit Plan and any liabilities respecting any Benefit Plan, except to the extent set forth on Section 2.07(a)(iii) and all Pension and Retirement Obligations;

(vii) any contracts, agreements or instruments to which Sellers, the Business Companies or any of their Affiliates are a party , whether or not relating to the Business other than contracts, agreements and instruments specifically included in the Assumed Liabilities;

(viii) the business, operations or activities conducted by Sellers, the Business Companies or any of their Affiliates prior to the Closing other than the Assumed Liabilities;

(ix) Pre-Closing Environmental Matters;

(x) Indebtedness of the Sellers, the Business Companies or any of their Affiliates incurred at any time on or before the Closing Date;

(xi) any Hedging Agreements of the Sellers, the Business Companies or any of their Affiliates arising on or before the Closing Date, other than those Hedging Agreements, if any, specifically included in the Business Assets and listed in Schedule 2.07(a)(viii);

(xii) lines of credit and intercompany advances existing at or immediately prior to Closing;

(xiii) Pre-Closing Taxes and all Taxes resulting from the purchase and sale of the Purchased Shares and the Purchased Business Assets on the Closing Date other than those items specifically allocated to Purchaser under Section 2.04(b);

(xiv) Pre-Closing Product Warranty Claims except as otherwise provided in Section 5.18;

(xv) the Excluded Assets;

(xvi) any liabilities or obligations of any kind or nature arising out of or relating to (1) any business activities or actions of a Business Company conducted or taken prior to the Closing to the extent such activities or actions involved activities other than the Business, (2) any discontinued businesses which in the past may have been conducted by Sellers or the Business Companies but which are not being conducted by the Purchased Business Companies at the Closing Date, (3) any abandoned facilities which may in the past have been owned and used by a Business Company but which at Closing are dormant and are not actively being used by any of the Purchased Business Companies and (4) the Restructuring, including the restructuring at Dresser Italia and Ring-O, except for obligations relating to (i) the Restructuring that are expressly assumed by Purchaser under this Agreement and (ii) Sellers being a shareholder in Cooper Cameron Valves Italy as opposed to a newly-formed Seller Company;

(xvii) all obligations under agency and representative contracts of the Business held by the Purchased Business Companies or included in the Purchased Business Assets at the Closing that are not listed on Schedule 2.07(a)(ii);

(xviii) any obligation under any contract in existence as of the date hereof that would be a Material Contract but is not listed on Schedule 3.09 and that Purchaser does not, in the exercise of reasonable discretion, expressly agree to assume;

(xix) Pre-Closing Litigation Claims;

(xx) Pre-Closing Liquidated Damages, but subject to, and only to the extent provided in, Section 5.19.

(xxi) any liabilities or obligations which the Purchased Business Companies may have as of the Closing but which liabilities or obligations are not expressly referenced as Assumed Liabilities under Section 2.07(a); and

(xxii) subject to Sections 5.18 and 5.19, any consequential damages which are claimed to be owing by third parties with respect to or in connection with products shipped or services provided by any of the Business Companies or the Business prior to the Closing.

SECTION 2.08. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Sellers:

(i) the Base Purchase Price as contemplated by Section 2.02;

(ii) a certificate from Purchaser, signed by a duly authorized officer thereof, confirming the matters described in Section 6.02(a) hereof;

(iii) a certificate from a duly authorized officer of Purchaser dated as of the Closing Date (A) attaching and certifying the due and valid adoption of resolutions by Purchaser’s Board of Directors to execute and deliver this Agreement and the Related Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby and (B) certifying the incumbency and signatures of persons executing this Agreement or any Related Agreements on behalf of Purchaser;

(iv) a duly executed counterpart of each of the Related Agreements;

(v) any deliveries reasonably required of Purchaser under foreign jurisdictional requirements; and

(vi) any other certificates, documents and instruments as may reasonably be requested by Seller to affect the transactions contemplated by this Agreement.

SECTION 2.09. Closing Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser or its designee:

(i) certificates or other instruments evidencing the Purchased Shares (if applicable) duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form sufficient to convey title to Purchaser free and clear of all Encumbrances;

(ii) share transfer deeds or similar assignment agreements in form sufficient to transfer, assign and convey good and valid title to the Purchased Shares to Purchaser free and clear of all Encumbrances;

(iii) assignment and bill of sale and other assignment agreements in forms sufficient to transfer, assign and convey good and valid title to the Purchased Business Assets to Purchaser or its designees;

(iv) a receipt for the Base Purchase Price;

(v) a certificate from Sellers or a duly authorized officer or representative of Sellers, confirming the matters described in Section 6.03(a) hereof; and

(vi) a certificate from a duly authorized officer of each Seller dated as of the Closing Date (A) attaching and certifying the due and valid adoption of resolutions by each Seller’s Board of Directors or other governing body to execute and deliver this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and (B) certifying the incumbency and signatures of persons executing this Agreement and any of the Related Agreements on behalf of such Seller;

(vii) resignation letters from the persons referenced on Schedule 2.09(vii) whereby such persons resign from their positions as directors or officers (as required) of the Purchased Business Companies;

(viii) a duly executed counterpart of each of the Related Agreements;

(ix) such other instruments of conveyance or assignment, registrations and documents (including any relevant VAT and Tax withholding adjustments) as may be reasonably required to vest in Purchaser or a Purchased Business Company good and valid title to all Business Assets;

(x) any deliverables reasonably required of Sellers under applicable foreign jurisdictional requirements; and

(xi) any other certificates, documents and instruments as may reasonably be requested by Purchaser, to affect the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, represent and warrant to Purchaser as follows:

SECTION 3.01.	Organization and Authority of Sellers.

(a) Each of the Sellers is duly incorporated or organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, and has all necessary power and authority to enter into, execute and deliver this Agreement and each Related Agreement to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) The execution and delivery by Sellers of this Agreement, the performance by Sellers of their obligations hereunder and the consummation by Sellers of the transactions contemplated hereby have been duly authorized by all requisite action (including director and shareholder actions, if any) on the part of Sellers. This Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of Sellers enforceable against them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution and delivery by Sellers of each Related Agreement, the performance by Sellers of their obligations thereunder and the consummation by Sellers of the transactions contemplated hereby have been duly authorized by all requisite action (including director and shareholder actions, if any) on the part of Sellers. Each Related Agreement to which a Seller will be a party will, at Closing, have been duly executed and delivered by such Seller and will constitute at Closing a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.02. Organization and Authority of the Purchased Business Companies; Ownership of the Purchased Shares. (a) Each Purchased Business Company is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as such business is currently being conducted by such Purchased Business Company. Each of the Purchased Business Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.

(b) The issued and outstanding capital stock or equity of each Purchased Business Company is as set forth on Schedule 3.02(b) hereto. One of the Sellers is, or at Closing will be, the beneficial and record owner of the Purchased Shares (other than the Cooper Cameron Valves Italy Shares) as reflected on Schedule 3.02(b) hereto, and all of such Purchased Shares (other than the Cooper Cameron Valves Italy Shares) are duly authorized, validly issued, fully paid and nonassessable. Sellers own or, at Closing will own such Purchased Shares free and clear of all Encumbrances. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating any Purchased Business Company to issue or sell any of its shares of capital stock or securities convertible into or exchangeable for shares of its capital stock or equity. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of such shares of capital stock or equity.

(c) Assuming Purchaser’s compliance with Section 5.23, one of the Sellers will, at Closing, be the beneficial and record owner of the Cooper Cameron Valves Italy Shares free and clear of any and all Encumbrances.

(d) Except as reflected in Schedule 3.02(b), none of the Purchased Business Companies, directly or indirectly, owns any equity interests (including capital shares, partnership interests, limited liability company interests and/or equity participation arrangements) in any other entity.

SECTION 3.03. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained and all filings and notifications listed on Schedule 3.03 have been made, the execution, delivery and performance by Sellers of this Agreement and the Related Agreements to which it is a party do not and will not (a) violate or conflict with any provision of the organizational documents of Sellers or any Purchased Business Company, (b) conflict with or violate any applicable Law or Governmental Order, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or, in the case of any Purchased Business Company, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Shares or on any of the Business Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any Seller or any Purchased Business Company is a party.

SECTION 3.04. Consents and Approvals. The execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, any customer of any of the Business Companies or any third party except (a) for consents, appeals, authorizations or other orders of, actions by, filings with or notifications not related to merger control or competition Laws set forth on Schedule 3.04(a), (b) the notification and waiting period requirements of the HSR Act, (c) applicable filings under non-United States antitrust, merger control and competition Laws that are required by Law to be made prior to Closing and which are set forth on Schedule 3.04.

SECTION 3.05. Financial Information. (a) Schedule 3.05 includes true and complete copies of (i) the unaudited consolidated balance sheets of the Business as at December 31, 2004 and the related unaudited consolidated statement of income of the Business for the twelve-month period ended on such date and (ii) the unaudited consolidated balance sheet of the Business as of June 30, 2005 and the related unaudited consolidated statement of income of the Business for the six-month period ended on such date (together, the “Financial Statements”).

(b) (i) Except as set forth on Schedule 3.05(b), the Financial Statements have been prepared on the basis of presentation set forth in the notes to the Financial Statements , (ii) the Financial Statements have been prepared in accordance with the accounting principles set forth in the notes to the Financial Statements consistently applied, (iii) the accounting principles set forth in the notes to the Financial Statements are in conformity with GAAP (iv) the Financial Statements have been prepared from the books and records of the Business Companies and (iii) the Financial Statements fairly present, in all material respects, the financial position and results of operation of the Business as at the dates thereof and for the periods indicated therein. The books and records of the Business Companies with respect to the Business have been maintained in accordance with applicable Laws. All such books and records are the property of the Business Companies or in their possession (or under their control), and, no written notice or, to the knowledge of Sellers, oral notice has been received alleging that such books or records are materially incorrect or should be rectified to correct a material error.

(c) The term “Business” for purposes of and as used in this Section 3.05 means the Business combined with the assets and operations comprising the Excluded Assets. The revenues for the twelve-month period ending December 31, 2004 for the Excluded Assets relating to the Port Northwest facilities and operations were not more than US$20,000,000.

SECTION 3.06. Conduct of the Business in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 3.06 hereto or in the Financial Statements, since December 31, 2004 through the date of this Agreement, the Business has been conducted in the ordinary course and consistent with past practice. Without limiting the foregoing, since December 31, 2004, none of the Sellers or any Business Company has with respect to the Business:

(i) sold, transferred, leased, subleased, licensed or otherwise disposed of any amount of properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets) used or usable in the Business that are material to the Business or that have an aggregate value exceeding $1,000,000, other than sales of products in the ordinary course;

(ii) suffered any damage, destruction or loss (whether or not covered by insurance) with respect to the Business Assets having a replacement cost of more than $1,000,000 for any single loss or $5,000,000 in the aggregate for all such losses;

(iii) entered into any amendment, termination or relinquishment of any Material Contract, other than in the ordinary course of business consistent with past practice;

(iv) made any change in any method of accounting or accounting practice or policy, other than such changes required by GAAP;

(v) created or incurred any Encumbrance (other than Permitted Encumbrances) on any Business Asset;

(vi) paid or incurred any management, administration or similar fees to any of the Sellers or their respective Affiliates;

(vii) received any citation for any violations of any Laws or Governmental Orders applicable to the Business or the Business Assets;

(viii) had any adverse change in the assets, operations, liabilities or financial condition of the Business;

(ix) (A) increased the compensation payable to or to become payable to or granted any bonuses to any Business Employee or director or consultant whose duties relate primarily to the Business other than in the ordinary course of business or (B) established, adopted, entered into or awarded or modified any Benefit Plan for which Purchaser or its designated subsidiaries would have any responsibility or obligation, except as may be required by Law or (C) constituted, transferred or otherwise provided any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement respecting any Business Employee;

(x) with respect to any Purchased Business Company, declared or paid any dividend or other distribution of capital, income or properties;

(xi) with respect to any Purchased Business Company redeemed or purchased or agreed to redeem or purchase any of its share or equity capital;

(xii) disposed of, relinquished or otherwise altered any material Intellectual Property used or usable in the Business; or

(xiii) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.06.

SECTION 3.07. Compliance with Laws; Permits. The Business is being conducted in compliance with all applicable Laws and applicable Governmental Orders. One or more of the Business Companies has and at the Closing one or more of the Purchased Business Companies will have all governmental licenses, permits and authorizations necessary to conduct the Business as conducted as of the date hereof, including environmental permits (the “Material Permits”). As set forth in Section 5.24, Schedule 3.07 will set forth each of the Material Permits. To the knowledge of Sellers, none of the Sellers nor any of the Business Companies has received any notice that any Governmental Authority intends to cancel or terminate any Material Permit.

SECTION 3.08. Litigation. Except as set forth on Schedule 3.08, there are no Actions with respect to the Business or involving any Purchased Business Company or any of the Business Assets pending or, to Sellers’ knowledge, threatened against the Business or any of the Business Companies for which any of the Purchaser or the Purchased Business Companies would have any responsibility or liability following the Closing. Except as set forth on Schedule 3.08, none of the Business Companies is subject to any Governmental Order (nor, to Sellers’ knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) that could have an adverse impact on the Business, the Business Companies or the Business Assets.

SECTION 3.09. Material Contracts. (a) Sellers have set forth on Schedule 3.09 and have provided to Purchaser true and complete copies (except where customer names, pricing and other competitively sensitive terms have been removed or redacted for purposes of compliance with applicable Law or confidentiality agreements) of all the following contracts and agreements in force as of the date hereof to which any Seller or any other Business Company is a party in connection with the Business (the “Material Contracts”):

(i) each contract or agreement relating to Indebtedness where any Purchased Business Company is a borrower or guarantor or is otherwise an obligor and each contract or agreement relating to Indebtedness for which Purchaser could be held liable or have future obligations;

(ii) each contract or agreement with any Governmental Authority providing for payments to or from such Governmental Authority or to or from a Business Company in excess of $500,000 over the remaining life of the contract or agreement;

(iii) each contract or agreement that limits or purports to limit the ability of any Business Company to compete in any line of business or with any Person or in any geographic area or during any period of time that will not expire upon consummation of the transactions contemplated by this Agreement and that is not cancelable without penalty or further payment and without more than 30 days’ notice;

(iv) each contract or agreement relating to the Business involving payments or receipts over the remaining term of such contract or agreement in excess of $1,000,000 that will not expire upon consummation of the transactions contemplated by this Agreement and that is not cancelable without penalty or further payment and without more than 30 days’ notice;

(v) each contract or agreement with an independent contractor or consultant (other than a customer contract) involving payments over the remaining term of such contract or agreement in excess of $250,000 that is not cancelable without penalty or further payment and without more than 30 days’ notice; and

(vi) each contract or agreement involving a remaining commitment by the Business or a Business Company to pay or make capital expenditures with respect to the Business in excess of $250,000;

(vii) each nonstatutory employment, consulting or deferred compensation contract and each contract or agreement providing retention, severance, loans or bonus payments, respecting any Business Employee or any director or consultant whose duties relate primarily to the Business other than a Benefit Plan;

(viii) each contract or agreement between a Seller, or any of its respective Affiliates, on the one hand and a Purchased Business Company, on the other hand;

(ix) each contract or agreement between an officer, director or consultant whose duties relate primarily to the Business on the one hand, and a Business Company or any of its Affiliates on the other hand;

(x) each contract or agreement which establishes, designates or appoints any Person to act or serve as an agent, representative or distributor for the Business in any businesses area or geographical region;

(xi) each contract or agreement which contains express provisions that (A) could subject the Business or any Business Company to liquidated damages in excess of $100,000 or (B) that fails to limit liquidated damages to no more than 10% of the total contract value or (C) any customer contract that fails to expressly limit consequential damages to the counter-party to no more than $250,000;

(xii) joint venture agreements, partnership agreements or other similar agreements to which any Business Company is a party or the Business is bound;

(xiii) all powers of attorney in reference to or otherwise impacting the Business;

(xiv) any operating lease involving payments or receipts over the remaining life of the agreement in excess of $500,000;

(xv) any Hedging Agreements;

(xvi) any real property lease;

(xvii) any agreement between Sellers or a Purchased Business Company and an expatriate employee of Sellers or a Business Company involved in the Business;

(xviii) any contract or agreement of a Business Company involving payments or receipts in excess of $500,000 over the remaining life of the contract or agreement that, to the knowledge of Sellers, was a contract under which the Business Company expected to incur a loss or break even at the time of execution or that has since the date of execution been determined by such Business Company to be a loss job or break even contract; and

(xix) all Business IP Licenses pursuant to which Seller or a Purchased Business Company is obligated to pay any royalty or other fee for the use of or the right to use, any Intellectual Property used in the conduct of the Business, or the sale or license by a Business Company of any of the trademarks, patents, or applications thereof; and

(xx) any agreement that contains any change of control provision which would be triggered by the transactions contemplated by this Agreement.

(b) Each Material Contract (i) is valid and binding on the Business Companies that are parties thereto and, to the knowledge of Sellers, the counterparties thereto and (ii) is in full force and effect. None of Seller or the Business Companies and, to the knowledge of Sellers, none of the counterparties thereto is in breach of, or default under, any Material Contract. To the knowledge of Sellers, none of the counterparties to any Material Contracts have given notice of an intention to terminate, repudiate or disclaim a Material Contract to which it is a party. Each Material Contract which is included in Assumed Liabilities will run to the benefit of and be enforceable by the Purchased Business Companies from and after the Closing.

SECTION 3.10. Intellectual Property. (a) Schedule 3.10 includes a true and complete list of all patents, patent applications, trademark and service mark registrations and applications and copyright registrations included in the Business Intellectual Property.

(b) The Purchased Business Companies own, or at the Closing will own, all right, title and interest in and to the Business Intellectual Property free and clear of Encumbrances. The Business Intellectual Property is valid and enforceable and has not been adjudged invalid or unenforceable.

(c) There are no Actions against any of the Business Assets or any Business Company that are pending or to the knowledge of Sellers, threatened before any Governmental Authority alleging that the use of the Business Intellectual Property infringes upon or misappropriates the Intellectual Property of third parties. Except as set forth on Schedule 3.10(c), to the knowledge of Sellers, no third party is infringing upon the Business Intellectual Property. To the knowledge of Sellers, the conduct of the Business does not infringe or misappropriate the Intellectual Property of any third party and no fact or circumstance specific to the Business exists which could reasonably be expected to give rise to such a claim, and no Business Company has received any such claim of infringement from a third party.

(d) The consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in the termination or infringement of any Business Intellectual Property. From and after the Closing, Purchaser or the Purchased Business Companies through the Business Assets and the Related Agreements will have all Business Intellectual Property required for them to continue to conduct the Business as continued on and immediately after the Closing.

SECTION 3.11. Real Property. (a) Schedule 3.11(a) includes a true and complete list of all Business Real Property. One or more of the Purchased Business Companies has or will at Closing have good and marketable title to the Owned Real Property and valid leasehold interests in the Leased Real Property subject only to Permitted Encumbrances. There are no Actions affecting any of the Business Real Property pending or, to Sellers’ knowledge, threatened which would reasonably be expected to impair the value or interfere with the present use of the Business Real Property. To the knowledge of Sellers, no material parcel of Business Real Property is subject to any governmental decree or is being condemned, expropriated or otherwise taken by any public authority, with or without payment of compensation therefor, and no such condemnation, expropriation or taking has been proposed.

(b) Except as set forth on Schedule 3.11(b), all improvements on the Owned Real Properties and the operations therein conducted conform to all applicable health, fire, safety, zoning and building laws, ordinances and administrative regulations, except for possible nonconforming uses or violations which do not and will not interfere with the present use, operation or maintenance thereof by any of the Business Companies as now used, operated or maintained or access thereto. The operating condition and state of repair of all buildings, structures, improvements and fixtures on the Owned Real Properties are sufficient to permit the use and operation of all such buildings, structures, improvements and fixtures as now used or operated.

(c) Except as set forth on Schedule 3.11(c), the buildings, driveways and all other structures and improvements upon the Owned Real Properties are all within the boundary lines of such Owned Real Property or have the benefit of valid easements, and there are no encroachments thereon that would affect the use thereof.

(d) Except as set forth on Schedule 3.11(d), all public utilities required for the operation of such properties either enter such properties through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public or private easements which inure to the benefit of the Business Companies. Each Owned Real Property has unrestricted access to and from public roads and streets.

(e) Each of the leases relating to the Leased Real Property is valid and binding on one of the Business Companies and, to the knowledge of Sellers, the counterparties thereto and is in full force and effect. There are no Actions affecting any of the Leased Real Property pending, or to Sellers’ knowledge, threatened in writing which would reasonably be expected to impair the value or interfere with the present use of the Leased Real Property. To Sellers’ knowledge, no Business Company has received notice of any event of default under any of the Leases and no event of default exists under any of the Leases with respect to any counterparty under the Leases. No Business Company has any contingent liability in respect of any leasehold property other than the Leased Real Property. No Leased Real Property is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such Leased Real Property or any portion thereof, except where such sublease, license or other agreement would not adversely affect the use, occupancy or enjoyment of such Leased Real Property as it is currently being used, occupied or enjoyed by the Business.

SECTION 3.12. Taxes. Except as set forth in the appropriate subsection of Schedule 3.12:

(a) Each of the Purchased Business Companies has timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by them (taking into account extensions). All such Tax Returns are complete and correct.

(b) The Purchased Business Companies have paid all Taxes shown as due on all Tax Returns described in Section 3.12(a) herein. All Taxes owed by the Purchased Business Companies (whether or not shown on any Tax Return), or by the Sellers or the Retained Business Companies relating to the Business (to the extent Purchaser could be held liable therefor), have been paid or adequate provision for payment thereof has been made. The most recent consolidated financial statements of the Business reflect an adequate reserve in accordance with the accounting standards set forth in Section 3.05 for all Taxes payable by any of the Purchased Business Companies for all taxable periods and portions thereof through the date of such financial statements.

(c) Neither the Internal Revenue Service (the “IRS”) nor any other Taxing Authority has asserted any claim for Taxes, or to the knowledge of Sellers, is threatening to assert any claims for Taxes of the Purchased Business Companies or otherwise relating to the Business (to the extent Purchaser could be held liable therefor). No deficiencies for any Taxes have been proposed, asserted or assessed against any Purchased Business Company or otherwise relating to the Business that have not been fully paid or adequately provided for in the appropriate financial statements of the Purchased Business Companies, no requests for waivers of the time to assess any Taxes are pending with respect to the Purchased Business Companies, and none of the Purchased Business Companies has in effect a waiver of any statute of limitations in respect of Taxes or any agreement to an extension of time with respect to a Tax assessment or deficiency.

(d) Each of the Purchased Business Companies, and each of the Sellers and the Retained Business Companies (to the extent Purchaser could be held liable therefor) has withheld and paid over to appropriate Taxing Authorities (or are properly holding for such payment) all Taxes required by Law to be withheld or collected with respect to the Business.

(e) There are no liens for Taxes upon any of the Business Assets (other than Liens for current Taxes that are not yet delinquent or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with the accounting standards set forth in Section 3.05 have been provided in the Business’ most recent consolidated financial statements).

(f) No Purchased Business Company has or immediately following the Closing will have any liability for the Taxes of any Person other than one or more of the other Purchased Business Companies (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(g) None of the Purchased Business Companies is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar arrangements, other than with respect to (i) any such agreement or arrangement among the Purchased Business Companies, (ii) provisions in customer or vendor contracts for the allocation of VAT, sales, use Tax or other similar charges or (iii) provisions in leases for the payment of property Tax and similar charges.

(h) No claim is pending or, to the knowledge of Sellers, threatened by a Taxing Authority in a jurisdiction where any of the Business Companies does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

SECTION 3.13. Employee Benefit Matters.

(a) Schedule 3.13(a) includes a true and correct list of all Benefit Plans. With respect to each Benefit Plan subject to ERISA, Sellers have delivered or made available to Purchaser a true and complete copy of each such Benefit Plan (including all amendments thereto) and a true and complete copy of each document (including all amendments thereto) prepared in connection with each such Benefit Plan including each summary plan description and summary of material modifications. With respect to each Benefit Plan not subject to ERISA, Sellers have delivered or made available to Purchaser a true and complete copy of each such Benefit Plan including each related material document. Neither Sellers nor their Affiliates have any obligation to create or to modify any Benefit Plan, other than as required by Law.

(b) Except as set forth on Schedule 3.13(b), none of the Purchased Business Companies sponsor, maintain or contribute to any Benefit Plan.

(c) Except as set forth on Schedule 3.13(c), none of the Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or provides for or, except to the extent required by Law, promises retiree medical or retiree life insurance benefits to any Business Employees.

(d) No action, inaction or event has occurred with respect to any Benefit Plan or any employee benefit plan of Sellers or of any entity that, together with Sellers, would be considered a single employer within the meaning of Section 4001 of ERISA that has resulted, or that may result in the future, in a lien imposed upon any Purchased Business Company or any of the Business Assets.

(e) Neither Purchaser nor any Purchased Business Company shall assume or have responsibility for any Benefit Plans or liability with respect thereto. Each Business Employee who accepts employment with Purchaser or its Affiliates shall be covered by such employee benefit plans of Purchaser or its Affiliates as may be determined by Purchaser in accordance with their terms as any other newly hired employee, except as otherwise specifically provided in this Agreement.

SECTION 3.14. Labor Matters. Except as set forth on Schedule 3.14, none of the Business Employees are subject to collective bargaining agreements or other labor union contracts. There is no labor organizing activity or labor representation proceeding pending, or to the knowledge of Sellers, threatened respecting any Business Employees. There are no grievances or other labor disputes outstanding against any entities respecting the Business under any collective bargaining agreement or other union contract applicable to the Business Employees. There are no unfair labor practice complaints, charges or claims pending against any entities respecting the Business before the National Labor Relations Board (or similar non-United States Governmental Authority). There is no strike, lockout, work stoppage, slow-down, or, to the knowledge of Sellers, threat thereof, by or with respect to any of the Business Employees. All entities respecting the Business are in compliance with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment respecting the Business Employees.

SECTION 3.15. Environmental Matters. Except as set forth in Schedule 3.15:

(a) The Business and the Business Companies (with respect to the Business or ownership or use of the Business Assets) and their respective Business Assets are in compliance with all applicable Environmental Laws.

(b) None of the Business and the Business Companies (with respect to the Business or ownership or use of the Business Assets) or their respective Business Assets are subject to Environmental Liabilities for any Hazardous Substance existing at or Released on, under or from any third party property.

(c) None of the Business and Business Companies or their respective Business Assets are subject to Environmental Liabilities for any Release of, or any exposure of any Person or property to, any Hazardous Substance arising out of or with respect to ownership or operation of the Business or the Business Assets.

(d) None of the Business or any Business Company (with respect to the Business or ownership or use of the Business Assets) has received in writing any notice, demand, letter, claim or request for information alleging that the Business or any Business Company (with respect to the Business or ownership or use of the Business Assets) or its respective Business Assets may be in violation of or subject to Environmental Liabilities under any Environmental Laws.

(e) None of the Business or any Business Company (with respect to the Business or ownership or use of the Business Assets) or any of its respective Business Assets is subject to any Governmental Orders issued by any Governmental Authority.

(f) None of the Business or any Business Company has provided any indemnity to any third party covering any Environmental Liabilities.

(g) The Business Companies have not received any notice that (i) any existing permit necessary for the operation of the Business as conducted as of the date hereof will be revoked; or (ii) any pending application for any new such permit or renewal of such existing permit will be denied.

(h) One or more of the Business Companies has and at the Closing one or more of the Purchased Business Companies will have all environmental permits and authorizations necessary to conduct the Business as conducted as of the date hereof. To the knowledge of Sellers, none of the Sellers nor any of the other Business Companies has received any notice that any Governmental Authority intends to cancel or terminate any environmental permit necessary to conduct the Business as conducted as of the date hereof.

(i) Sellers have made available to Purchaser complete and correct copies of all environmental site assessment reports and audit reports on environmental matters that are in Sellers’ possession or control or can be obtained and relating to the Business, the Business Companies, or their respective Business Assets.

SECTION 3.16. Assets. (a) The Business Companies currently, and together Purchaser and the Purchased Business Companies at the Closing will own, lease or have the legal right to use the Business Assets (which are all the assets necessary for or used or held for use in the conduct of the Business) free and clear of all Encumbrances other than Permitted Encumbrances. The Business Companies currently have, and together Purchaser and the Purchased Companies at the Closing will have, good, valid and marketable title to or valid leasehold interests in the Business Assets free and clear of all Encumbrances other than Permitted Encumbrances. Except as disclosed on Schedule 3.16(a), and except as contemplated in the Related Agreements, the Business Assets constitute such assets and rights as are sufficient to enable the Purchaser to conduct the Business as continued on and immediately after the Closing in substantially the same manner as it is currently conducted.

(b) The equipment, buildings, fixtures, machinery and other tangible property included in the Business Assets, taken as a whole, (i) are in such operating condition to be adequate for the purposes of operating the Business without need for immediate repair or replacement except for maintenance and repair in the ordinary course of Business, and (ii) conform in all material respects with all applicable legal requirements. Except as disclosed on Schedule 3.16(b), and except as contemplated in the Related Agreements, the Business Assets include all tangible and intangible assets and rights that are used or held for use by the Business Companies and necessary to continue operating the Business as continued on and immediately after the Closing.

SECTION 3.17. No Undisclosed Liabilities. Except for normal or recurring Liabilities incurred since December 31, 2004 in the ordinary course of business consistent with past practices, and except as expressly set forth in the Financial Statements, the Purchased Business Companies do not have any liabilities, either accrued, contingent or otherwise whether or not required to be reflected in financial statements or notes thereto in accordance with GAAP, and whether due or to become due for which Purchaser or any of the Purchased Business Companies could become liable as a result of the purchase of the Purchased Shares and the Purchased Business Assets.

SECTION 3.18. Insurance. Schedule 3.18 includes a listing of all commercial property and casualty insurance policies in force with respect to the Business or any of the Business Assets. Schedule 3.18 also includes a true and complete list and description of all insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks held by each Business Company relating to the Business, in force on the date hereof or, if no longer in force, under which any claim has been made. All premiums due on such policies have been paid by the Business Companies, and the Business Companies are otherwise in compliance with the terms and provisions of such policies. Schedule 3.18 includes a list of all outstanding insurance claims made by the Business Companies in excess of $500,000 with respect to the Business or any of the Business Assets.

SECTION 3.19. Propriety of Past Payments. (a) No funds or assets of the Business or the Business Companies have been used for illegal purposes. No unrecorded funds or assets of the Business or the Business Companies have been established for any purpose. No accumulation or use of the funds or assets of the Business or the Business Companies has been made without being properly accounted for in the financial books and records of the Business or the Business Companies. All payments by or on behalf of the Business or any Business Company have been duly and properly recorded and accounted for in their financial books and records. No payment has been made by or on behalf of any of the Business or any Business Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment. Neither the Sellers nor any Business Company has made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any other payment in violation of any applicable Law.

(b) Neither any Business Company nor any officer, director, employee or agent of any Business Company, nor any other Person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the operation of the Business (or to assist a Business Company in connection with any actual or proposed transaction) which (i) might subject a Business Company or Purchaser to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have a material and adverse affect on the Business or operation of the Business Assets, or (iii) if not continued in the future, might materially and adversely effect the Business as continued from and after the Closing.

SECTION 3.20. Guarantees. Schedule 3.20 includes a listing of all obligations of the Business or the Business Companies with respect to Business Guarantees required in connection with the Business.

SECTION 3.21. Brokers. Except as reflected on Schedule 3.21, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Agreement based upon arrangements made by or on behalf of Sellers. Sellers are solely responsible for the fees and expenses of all such brokers, finders and investment bankers.

SECTION 3.22. Condemnation. Except as set forth on Schedule 3.22, there are no pending or, to the knowledge of Sellers, threatened condemnation or eminent domain proceedings, or contemplated sales in lieu thereof, involving a partial or total taking of any of the Business Assets.

SECTION 3.23. Product Warranty and Product Liability. Schedule 3.23 sets forth a true, complete and correct description of all product warranty and product liability claims and similar claims arising out of the Business which could be reasonably likely to result in payments by or liabilities of any Business Company or the Business in excess of $250,000 for any such individual claim or $1,000,000 in the aggregate for all such product warranty and product liability claims and are presently pending or, to the knowledge of Sellers, threatened, or which have been asserted or commenced against the Business Companies or the Business within the last three years.

SECTION 3.24. Inventories. All Inventories are presented at the lower of cost or market in the aggregate net of reserves in accordance with the accounting standards set forth in Section 3.05. The Finished Goods Inventories (less any financial statement reserves established with respect to obsolete, excessive or defective Inventories) consist of items that are saleable or usable in the ordinary course of business, are not obsolete, excessive or defective and are valued and carried on the books and records of the Business Companies in accordance with the accounting standards set forth in Section 3.05, and the Materials and Work-in-Process Inventories (less any financial statement reserves established with respect to obsolete, excessive or defective Inventories) are not obsolete, excessive or defective and are carried on the books and records of the Business Companies in accordance with the accounting standards set forth in Section 3.05. Since the Balance Sheet Date, there has been no change in the Inventories, except for changes in the ordinary course of business.

SECTION 3.25. Accounts Receivable. All accounts receivables reflected on the Final Closing Statement will be, valid, genuine and fully collectible and collected within the Business Companies’ customary collection cycle in the aggregate amount of such accounts receivable, less any reserves for doubtful accounts recorded on the Final Closing Statement. The accounts receivable are not subject to any claim for any credit, charge back, counterclaim, setoff, discount or returns in respect thereof.

SECTION 3.26. Customer Property. As set forth in Section 5.24, Schedule 3.26 will set forth a list of all material equipment, raw materials and other property which is owned, leased or claimed to be owned by any customer of the Business or other third party and which as of the Closing Date has been committed to the custody, possession, care or control of any Purchased Business Company (“Customer Property”). Except as to be set forth in Section 3.26 of the Disclosure Schedule, each item of Customer Property is in such physical condition, in such configuration and complete so as not to support any valid claim by an owner who elects to take delivery of or otherwise possess such Customer Property, including any claim that the Customer Property has not been properly maintained or has any missing components. Unless otherwise described on Section 3.26 of the Disclosure Schedule, such Purchased Business Company is in material compliance with all instructions, specifications and agreements relating to the Customer Property, and no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to result in a breach by such Purchased Business Company of any such instruction, specification or agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

As an inducement to Sellers to enter into this Agreement, Purchaser hereby represents and warrants to Sellers as follows:

SECTION 4.01. Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement and the Related Agreements. The execution and delivery of this Agreement by Purchaser, the performance of its obligations hereunder and under the Related Agreements to which it is, or will be at Closing, a party and the consummation by Purchaser of the transactions contemplated by the Related Agreements have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been, and upon their execution each of the Related Agreements will be, duly executed and delivered by Purchaser to the extent Purchaser is a party thereto, and, assuming due authorization, execution and delivery by Sellers and the other parties thereto, if any, this Agreement is, and each of the Related Agreements to which Purchaser is a party will be, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

SECTION 4.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained and all filings and notifications listed on Schedule 4.03 have been made, the execution, delivery and performance of this Agreement by Purchaser and the Related Agreements to which Purchaser will be a party do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of Purchaser, (b) conflict with or violate any Law or Governmental Order, or (c) except as set forth on Schedule 4.02, conflict with, result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party or by which any of such assets or properties are bound or affected, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement or the Related Agreements.

SECTION 4.03. Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement and of the Related Agreements to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority except (a) for consents, appeals or authorizations or other orders of, actions by, filings with or notifications not related to merger control or competition Law set forth on Schedule 4.03, (b) the notification and waiting period requirements of the HSR Act and (c) applicable filings under non-United States antitrust and competition Laws that are required by Law to be filed prior to Closing.

SECTION 4.04. Investment Purpose. Purchaser is acquiring the Purchased Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

SECTION 4.05. Litigation. No Action is pending or, to the knowledge of Purchaser, threatened in writing that seeks to delay or prevent the consummation of, or which would be reasonably likely to adversely affect Purchaser’s ability to consummate, the transactions contemplated by this Agreement.

SECTION 4.06. Financing. Purchaser has all funds necessary and/or has obtained commitments for the financing of the funds necessary to consummate the transactions contemplated by, and to perform, or to cause the performance of, its obligations under, this Agreement.

SECTION 4.07. Brokers. Except as reflected on Schedule 4.07, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of finders or investment bankers reflected on Schedule 4.07.

ARTICLE V

COVENANTS AND AGREEMENTS

SECTION 5.01. Conduct of the Business Prior to the Closing. Except as described on Schedule 5.01 as of the date hereof or as otherwise contemplated by this Agreement or any of the Related Agreements, unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld), between the date of this Agreement and the Closing:

(a) Sellers will, with respect to the Business Assets, and will cause each Business Company, with respect to the Business Assets, to conduct the Business in the ordinary course in all material respects consistent with past practice (including maintaining appropriate levels of inventories and making capital expenditures);

(b) Except as required by the Restructuring, Sellers will and will cause each of the Business Companies not to take any of the following actions between the date of this Agreement and the Closing:

(i) sell or transfer any Business Assets, except for sales of Business Assets in the ordinary course of business consistent with past practice that are not material to or used in the Business and other sales of assets that are not material to the Business for consideration aggregating not more than $500,000, other than sales of products in the ordinary course;

(ii) grant to any Business Employees any increase in compensation, bonuses, benefits or loans or severance benefits, except in the ordinary course of business consistent with past practice or as may be required under any existing contracts, agreements or arrangements which have been disclosed in writing to Purchaser;

(iii) make or commit to make any capital expenditures with respect to the Business other than in the capital expenditures made within the parameters contained on Schedule 5.01(b)(iii);

(iv) take any action that is intended or would reasonably be expected to result in any of the conditions in Article VI not being satisfied;

(v) adopt or amend in any material respect any labor, collective bargaining or other similar agreements, contracts, conventions or arrangements relating to Business Employees, except as required by applicable Law or pursuant to the terms of any such existing labor, collective bargaining or other similar contract, convention or arrangement;

(vi) create or cause any Encumbrance (other than Permitted Encumbrances) on any of the Business Assets;

(vii) cancel, compromise, waive, release or settle any right, claim or lawsuit relating to the Business other than in the ordinary course of business, provided that Sellers will consult with Purchaser prior to any such cancellation, compromise, waiver, release or settlement if the amount involved or required to be paid exceeds $100,000 individually or $500,000 in the aggregate;

(viii) enter into any contract or agreements with respect to projects relating to the Business that are outside the mutually agreed parameters set forth on Schedule 5.01(b)(viii);

(ix) adopt or increase any benefits under any Benefit Plans or under any contract or agreement for any officer, director or consultant whose duties relate primarily to the Business;

(x) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b); or

(xi) enter into any joint venture, partnership or any similar arrangement relating to the Business Assets.

(c) Except as required by the Restructuring, Sellers will cause each of the Purchased Business Companies not to take any of the following actions between the date of this Agreement and the Closing:

(i) amend its certificate of incorporation, by-laws or other equivalent organizational documents, or merge or consolidate, or obligate itself to do so, with or into any other entity;

(ii) issue or sell any shares of its capital stock or other securities convertible into or exchangeable for such shares or equity interests;

(iii) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof;

(iv) incur any Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except for advances to employees in the ordinary course of business consistent with past practice;

(v) enter into any joint venture, partnership or any similar arrangement;

(vi) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(vii) enter into powers of attorney or statutory extensions for tax purposes; or

(viii) enter into any Hedging Agreements (A) outside the ordinary course of business or (B) in the ordinary course of business and involving a U.S. dollar notional amount of trade of $2 million or more.

SECTION 5.02. Cooperation. Subject to compliance with applicable Law, from the date hereof until the Closing, Sellers shall confer on a regular and frequent basis with one or more representatives of Purchaser to report on the general status of ongoing operations of the Business. Furthermore, all documents (including conveyances and assignments) proposed to be entered into in connection with the Restructuring shall be provided to Purchaser for its approval prior to execution, such approval not to be unreasonably withheld.

SECTION 5.03. Access to Information; Books and Records.

(a) From the date hereof until the Closing, upon reasonable notice, Sellers shall and shall cause the Business Companies and each of their respective officers, directors, employees, agents and representatives to: (i) afford the officers, employees, authorized agents, accountants, counsel and other representatives of Purchaser (the “Purchaser Representatives”) reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Business Companies, and (ii) furnish to Purchaser’s Representatives such additional, readily available financial and operating data and other information regarding the Business and the Business Companies (or legible copies thereof) as Purchaser may from time to time reasonably request;

(b) Purchaser shall: (i) for a period of five years following the Closing, retain all books, documents, information, data, files and other records that relate to the Business, the Business Assets, or the Purchased Business Companies for periods prior to the Closing and which shall have been delivered to Purchaser; (ii) following the Closing, upon reasonable notice, afford Sellers and afford the officers, employees, authorized agents, accountants, counsel and other representatives of Sellers (the “Sellers Representatives”) reasonable access (including for inspection and copying, at Sellers’ expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to Retained Liabilities, the Business, the Business Assets, or the Purchased Business Companies; and (iii) furnish Sellers and their Representatives reasonable assistance, including access to personnel, in connection with any such claims and other proceedings; provided that (A) Sellers shall reimburse Purchaser for all direct and out-of-pocket costs associated with such assistance and access, (B) such assistance and access shall be given only to the extent it does not interfere with the conduct of Purchaser’s business, and (C) such access shall be granted until the later of five years following the Closing and the expiration date of the applicable statute of limitations (including any extensions) plus 30 days with respect to Tax matters. Purchaser shall permit, promptly upon reasonable request, Sellers and their Representatives to use original copies of any such records for purposes of litigation; provided that such records shall promptly be returned to Purchaser following such use. Purchaser shall not destroy any such books and records without providing the Sellers with written notice detailing the contents of such books and records, and providing the Sellers with the opportunity to obtain such books and records, at least 90 days prior to the destruction thereof.

SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents. (a) Sellers shall use its reasonable commercial efforts to promptly obtain all authorizations, consents, orders and approvals of Governmental Authorities set forth on Schedule 3.04. Purchaser will cooperate with Sellers in promptly seeking to obtain all such authorizations, consents, orders and approvals. Neither Sellers nor Purchaser shall take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals.

(b) Sellers and Purchaser each agree to make, or to cause to be made, an appropriate filing of a notification and report form pursuant to the HSR Act and an appropriate filing with each appropriate foreign Governmental Authority in connection with the transactions contemplated by this Agreement, in each case within ten Business Days after the date of this Agreement, and to supply promptly any additional information and documentary material that may be requested by any Governmental Authority pursuant to such filings. In addition, each Party agrees to make, or to cause to be made, promptly any other filing or notice set forth on Schedule 3.04.

(c) To the extent permitted by applicable Law, each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and any other applicable confidentiality agreements, to the extent permitted by applicable Law, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreement and any other applicable confidentiality agreements, to the extent permitted by applicable Law, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or member of the staff of any Governmental Authority, on the other hand, with respect to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

SECTION 5.05. Third-Party Consents. Sellers shall give promptly, and shall cause the Business Companies to give promptly, such notices to third parties, and Sellers shall use their, and shall cause the other Business Companies to use their, reasonable commercial efforts to obtain such third-party consents as are reasonably necessary to preserve to the Business Companies the benefits of its respective arrangements with third parties under the Material Contracts. Where a third-party consent sought is not given, Sellers and Purchaser shall cooperate with each other in any reasonable and lawful arrangements designed to provide Purchaser the benefits of use of any such Material Contracts.

SECTION 5.06. Termination of Certain Existing Intercompany Contracts and Arrangements. (a) Except as otherwise agreed by the parties as reflected on Schedule 5.06(a)(i), which sets forth all agreements covered by this Section 5.06 that will not be terminated, at or prior to the Closing, Sellers shall cause the contracts, agreements or arrangements between Sellers and/or any of their Affiliates (other than the Business Companies), on the one hand, and any Purchased Business Company, on the other hand, including those contracts, agreements or arrangements set forth on Schedule 5.06(a)(ii) to be terminated or amended to exclude such Purchased Business Company as a party thereto without any Tax consequences or liability thereunder of or to any of the Purchased Business Companies.

(b) Sellers shall indemnify and hold harmless Purchasers and the Purchased Business Companies from any tax consequences or other liability imposed upon Purchaser or any Purchaser Company as a result of the actions referenced in Section 5.06(a).

SECTION 5.07. Further Action. Each of the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Related Agreements.

SECTION 5.08. Exclusivity(a) . From the date of this Agreement through the Closing Date, Sellers will not (and Sellers will not permit the other Business Companies or any of their respective officers, directors, managers, advisors or representatives to), directly or indirectly, solicit, initiate, encourage, negotiate with, engage in discussions with, accept any proposal or offers from, or provide any information or access to any Person relating to the acquisition of all or substantially all of the equity securities or assets of any of the Business Companies by such Person (including any acquisition structured as a merger, consolidation or share exchange).

SECTION 5.09. Non-Solicitation. (a) For a period of one year from the Closing, Sellers shall not, and Sellers shall cause each of their Affiliates not to, directly or indirectly perform any action, activity or course of conduct consisting of or encouraging the following: (A) soliciting or recruiting any key employees of the Business (as continued following the Closing); or (B) soliciting or directly encouraging any key employees of the Business (as continued following the Closing) to leave the employment of Purchaser, a Purchased Business Company, or any of their respective Affiliates; and for a period of six months from the Closing, Sellers shall not, and Sellers shall cause each of their Affiliates not to, directly or indirectly perform any action, activity or course of conduct consisting of or encouraging the following: (X) soliciting or recruiting any employees of the Business (as continued following the Closing); or (Y) soliciting or directly encouraging any employees of the Business (as continued following the Closing) to leave the employment of Purchaser or a Purchased Business Company. For purposes hereof, a key employee of the Business (as continued following the Closing) shall include any officer or director of Purchaser, a Purchased Business Company or any of their respective Affiliates and any employee involved in the Business (as continued following the Closing) who has management or supervisory responsibilities, including division or group managers. The foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at employees of the Business (as continued following the Closing) or (ii) Sellers or any of their Affiliates from soliciting, recruiting, or hiring any employee of the Business (as continued following the Closing) who has ceased to be employed or retained by Purchaser, the Purchased Company or their Affiliates (as the case may be) for at least three months.

(b) Notwithstanding anything contained in this Agreement to the contrary, the parties hereto recognize and agree that in the event of a breach of the covenants set forth in this Section 5.09 by any party, money damages would not be an adequate remedy to the injured party for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by such injured party therefrom. Accordingly, if there should be a breach or threatened breach by any party of any provisions of this Section 5.09, the injured party shall be entitled, either with or without pursuing any potential damage remedies, to immediately obtain an injunction prohibiting the breaching party from violating this section without showing or proving actual damage sustained by the injured party. Nothing in the preceding sentence shall limit or otherwise affect any remedies that a party may otherwise have under applicable law.

SECTION 5.10. Other Agreements. At the Closing, Sellers and Purchaser shall enter into (i) a non-competition agreement attached hereto as Exhibit B (the “Non-Competition Agreement”), (ii) a global transition and services agreement on the terms attached hereto as Exhibit C (the “Global Transition and Services Agreement”) in, (iii) one or more separate supply, subcontract and distribution agreements on the terms attached hereto as Exhibit D (the “Supply Contracts”), (iv) a cross license agreement attached hereto as Exhibit E (the “Cross License Agreement”), (v) a Lease Agreement generally on the terms attached hereto as Exhibit F (the “Lease Agreement”) with respect to the Voghera facility and site, (vi) facilities-level transition services agreements, on the terms attached hereto as Exhibit G (the “Facilities Transition Agreements”), and (vii) a trademark license, on the terms attached hereto as Exhibit H.

SECTION 5.11. Employees; Offers of Employment. (a) Prior to the Closing Date, Sellers will deliver Schedule 5.11 to Purchaser, which will set forth a list as of the date hereof of all Business Employees by name, position or job title, work location, rate of pay and date of hire; provided that Schedule 5.11 shall exclude such information with respect to certain Business Employees that is protected by applicable privacy Laws and regulations.

(b) Prior to the Closing Date, Purchaser shall make an offer of employment effective as of the Closing Date to all Business Employees (except as listed on Schedule 5.11(b)) as of the Closing (or, if later, the date the Business Employee returns to work). The initial terms of such offer of employment by Purchaser to each such Business Employee shall be at substantially the same base salary or hourly rate of pay, as applicable, as exists on the date of this Agreement with respect to such Business Employee, and with either substantially the same benefit coverage provided for similarly situated employees of Purchaser or its Affiliates as of the Closing Date (other than benefit coverages for which newly hired employees cannot, with future service, become eligible) or with benefit coverage comparable in the aggregate to that provided to such Business Employee immediately prior to the Closing Date. Notwithstanding the foregoing, all employees of the Purchased Business Companies shall remain employees of such Purchased Business Companies or another Affiliate of Purchaser after the Closing Date. Business Employees who accept Purchaser’s offer and employees referred to in the immediately preceding sentence shall be referred to in this Agreement as “Transferred Employees.” The Parties hereto do not intend to create any third-party beneficiary rights respecting any Business Employee as a result of the provisions in this Section 5.11 or Section 5.12 and specifically hereby negate any such intention, and nothing contained in this Agreement shall affect Purchaser’s rights to alter after the Closing Date the terms and conditions (including, but not limited to the wages or benefits) of each such employee’s employment, or to terminate any such employee’s employment, at Purchaser’s discretion.

(c) Sellers shall be responsible for continuing to employ or terminating as of the Closing Date each Business Employee who has not accepted the offer of employment from Purchaser as of the Closing Date, and Sellers shall be responsible for any and all obligations and liabilities arising in connection with such continuing employment with Sellers or their Affiliates of any such Business Employee, including, but not limited to, any obligations respecting Benefit Plans, and in connection with terminations of employment by Sellers or their Affiliates of any such Business Employee, including, but not limited to, any severance or other termination pay. Notwithstanding the foregoing, Purchaser shall be liable for, and shall indemnify and hold harmless Sellers with respect to, any severance obligations with respect to any Business Employee whose offer of employment does not satisfy the requirements set forth in Section 5.11(b) above.

(d) The benefit plans of Purchaser in which Transferred Employees participate shall, to the extent allowable under the governing requirements applicable under Purchaser’s benefit plans, provide or be amended to provide credit for all purposes (except for benefit accrual purposes under any defined benefit pension plan) for all Transferred Employees’ service with Sellers and their Affiliates, except to the extent that such crediting would result in duplication of benefits.

(e) Purchaser shall assume all vacation and paid time off liability with respect to the Transferred Employees and shall credit all service with Sellers and their Affiliates for purposes of determining post-Closing vacation accruals of Transferred Employees.

(f) Purchaser shall comply with all applicable laws relating to negotiations with labor unions and works councils in respect of the transactions contemplated by this Agreement. With respect to any collective bargaining or works council agreements, Purchaser shall (i) on the Closing Date, recognize the applicable union as the exclusive representative of the Business Employees covered by the applicable agreement; (ii) on the Closing Date, accept and assume each such agreement; and (iii) fulfill any and all bargaining obligations imposed by applicable Law.

SECTION 5.12. Welfare Plans.

(a) Effective as of the Closing Date or such later date as the Business Employee returns to work as referenced in Section 5.11, (i) Sellers shall cause each Business Employee who transfers employment to Purchaser or its Affiliates as of the Closing Date (“Transferring Employee”) to cease to participate in each welfare benefit plan sponsored by Sellers or their Affiliates, and (ii) Purchaser shall cause each Transferring Employee to be covered by the welfare benefit plans provided by Purchaser or their Affiliates for similarly situated employees. Sellers or their Affiliates shall be liable for claims for benefits (other than for short-term disability, workers’ compensation and medical and dental benefits) by Transferring Employees under such welfare benefit plans arising out of occurrences on or prior to the Closing Date. Sellers or their Affiliates shall be liable for claims for short-term disability benefits and workers’ compensation benefits by Transferring Employees under such welfare benefit plans with respect to payments otherwise due on or prior to the Closing Date. Sellers or their Affiliates shall be liable for claims for medical and dental benefits by Transferring Employees under such welfare benefit plans with respect to services and treatment rendered on or prior to the Closing Date. Purchaser or their Affiliates shall cause each of the Transferring Employees to be granted credit under its health benefit plans, for the year during which the Closing Date occurs, with any deductibles, co-insurance payments or out-of-pocket expenses already incurred by such Transferring Employees for such year under the plans of Sellers or their Affiliates, and Purchaser or their Affiliates shall cause there to be waived any preexisting condition restrictions under its medical and dental benefits plans to the extent necessary to provide immediate coverage under such plans. Purchaser or their Affiliates shall provide the Transferring Employees (and their respective beneficiaries) with medical benefits sufficient to satisfy the obligations of Sellers or their Affiliates under Section 4980B of the Code respecting Transferring Employees. Unless otherwise specifically agreed to by Purchasers, Sellers or their Affiliates shall be liable for all welfare benefits for Business Employees that are not Transferring Employees.

(b) Sellers shall retain liability for all retiree medical and life benefit liabilities with respect to the Transferred Employees and their eligible dependents to the extent provided under the Dresser, Inc. Welfare Benefits Plan, 750 (the “Dresser Plan”) and shall provide such benefits to Transferred Employees eligible for such benefits under the terms of the Dresser Plan upon their retirement from Purchaser and their Affiliates (or any successor thereto).

SECTION 5.13. Guarantees. Within 120 days following the Closing Date, Purchaser shall either (a) arrange for substitute letters of credit, Purchaser guarantees and other obligations to replace (i) the project-related performance and advance payment and retention bonds, project-related performance guaranties, other guaranty obligations, letters of credit and other similar arrangements of Sellers and their Affiliates relating to the obligations of the Business Companies relating to the Business or otherwise relating to or for the benefit of the Business that remain outstanding as of the Closing Date, all of which relate to the Business to be conducted from and after the Closing (the “Guarantees”) and (ii) any Guarantees entered into by or on behalf of Sellers or any of their Affiliates on or after the date of this Agreement and prior to the Closing which are entered into in the ordinary course of business, consistent with past practices for the benefit of the Business and consistent with the provisions contained in Section 5.01 and are outstanding as of the Closing Date, it being understood that Purchaser shall only be required to substitute a Purchaser guarantee for any guarantees of Sellers or (b) assume all obligations under each Guarantee, and use commercially reasonable efforts to obtain from the creditor or other counterparty a full release of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under a Guarantee. Within 120 days following the Closing Date, Purchaser shall, if unsuccessful in its efforts to replace the Guarantees, (x) provide to Sellers a stand-by letter of credit, in form and substance reasonably satisfactory to Sellers, from a nationally recognized bank or financial institution and in favor of Sellers for the full amount of the obligations under each such Guarantee and (y) indemnify, defend and hold harmless Sellers and their Affiliates against and reimburse Sellers and their Affiliates for any and all amounts paid under such Guarantees and costs and expenses associated with such Guarantees.

SECTION 5.14. Release of Certain Obligations. Except for the agreements listed in Schedule 5.14, Sellers, for themselves and their Affiliates, hereby agree, from and after the Closing, not to make or allow any of their Affiliates to make any claims against and hereby releases, acquits and discharges Purchaser and the Purchased Business Companies from any and all claims, demands, obligations or causes of action which Sellers or any of their Affiliates may have against Purchaser or the Purchased Business Companies arising out of or relating to the activities of Sellers and their Affiliates prior to the Closing Date, including any claims, demands, obligations or causes of action which have arisen or may arise under any agreements between Sellers or any Affiliates of Sellers (other than the Purchased Business Companies), on the one hand, and the Purchased Business Companies, on the other hand. Nothing in this Section 5.14 shall be interpreted or construed as a release of any claims, demands, obligations or causes of action pursuant to this Agreement or pursuant to the agreements listed in Schedule 5.14 which continue beyond the Closing or other agreements entered into after the Closing Date.

SECTION 5.15. Environmental Reports. (a) Prior to the Closing Date, Sellers shall permit Purchaser and its representatives to conduct and prepare, at Purchaser’s expense, Phase I and Phase II environmental site assessments (collectively, the “Environmental Reports”) of Owned Real Property or Leased Real Property selected by Purchaser provided that no Phase II reports will be conducted on Voghera Grove properties unless otherwise agreed between the Sellers and Purchaser. Sellers shall cooperate with Purchaser and permit access to the Owned Real Property, including buildings and structures located thereon, during normal business hours in order for Purchaser or its representatives to inspect such property and related environmental records in the possession of Sellers. Purchaser shall not undertake sampling of any kind at any Leased Real Property or any Owned Real Property without the express written permission of Sellers which will not be unreasonably withheld. Purchaser shall deliver to Sellers a copy of any prepared Environmental Report within five Business Days of receipt of such report by Purchaser and permit Sellers to have input into, and conduct discussions with the independent consultants preparing, such Environmental Report with requests to any preliminary results which Seller reasonably finds objectionable.

(b) Sellers and Purchaser agree prior to Closing to prepare a Schedule 5.15(b) to this Agreement reflecting those items which Sellers and Purchaser mutually agree will be deemed to be Pre-Closing Environmental Matters, provided such schedule shall not be prejudicial to the Parties’ respective positions with respect to the characterization of environmental matters not reflected on such schedule.

SECTION 5.16. Foreign Jurisdictions. Promptly after the date hereof, Purchaser and Sellers shall cooperate in providing the appropriate notifications to, and securing any required consents or approvals from the works counsels and other representatives of employees of the Business in foreign jurisdictions.

SECTION 5.17. Tax Matters.

(a) Tax Agreements. All Tax allocation, Tax sharing, Tax reimbursement, Tax indemnification and similar agreements (whether written or oral) affecting the Purchased Business Companies or the Business (“Tax Sharing Agreements”) shall be terminated on or prior to the Closing Date and any rights or obligations existing under any such agreement or arrangement shall no longer be enforceable.

(b) Tax Returns. (i) Sellers shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns (A) that are required to be filed by the Sellers and/or its subsidiaries other than the Purchased Business Companies for all taxable periods, and (B) with respect to the Purchased Business Companies for all periods ending on or before the Closing Date. With respect to any Tax Return required to be filed with respect to a Purchased Business Company for a Straddle Period, Purchaser shall prepare the Tax Return and shall provide Sellers with a draft of any such Tax Return not less than 30 days prior to the due date for filing such Tax Return, and Sellers will provide Purchaser with its comments and proposed changes, if any, to such Tax Return not later than 15 days prior to such due date, and Sellers shall deliver to Purchaser any Pre-Closing Taxes set forth as due and payable on such Tax Return (reduced by all payments of such Taxes prior to the Closing Date and all payments of such Taxes by Sellers or their Affiliates following the Closing Date), and Purchaser or the Purchased Business Company shall cause such Tax Return to be filed as prepared by the Purchaser, and adjusted with appropriate changes recommended by Seller, if any, and shall pay (or cause to be paid) all Taxes set forth as due on such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with past practices of the Purchased Business Companies unless otherwise required by Law.

(ii) Except as provided in (i) or elsewhere in this Section 5.17, Purchaser shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed with respect to the Purchased Business Companies.

(c) Controversies. (i) Sellers shall have the authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of the Business or the Transferred Assets (including the Purchased Business Companies) for any period which includes or ends on or prior to the Closing Date; provided, however, that Sellers shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of Purchaser any of its Affiliates for any taxable year or other taxable period ending after the Closing Date.

(ii) Purchaser and the Purchased Business Companies shall promptly forward to Sellers all written notifications and other communications from any taxing authority received by any of them relating to any matter for which Sellers have authority pursuant to clause (i). Sellers shall not be obligated to indemnify Purchaser under Section 7.01 to the extent that such failure to notify Sellers have a material adverse effect on Sellers’ ability to defend against such matter.

(d) Amended Tax Returns. Sellers may amend any Tax Return that is the responsibility of Sellers pursuant to Section 5.17(b); provided, however, that Sellers shall not amend any Tax Return with respect to the Purchased Business Companies that affects the Tax liability of the Purchaser or the Purchased Business Companies for any period ending after the Closing Date, without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Purchaser shall not amend or permit the amendment of any Tax Returns that are the responsibility of any Seller pursuant to Section 5.17(b)(i)(A), and shall not, without the prior consent of such Seller (which consent shall not be unreasonably withheld or delayed) amend or permit the amendment of any Tax Returns that are the responsibility of any Seller pursuant to Section 5.17(b)(i)(B) except to the extent required under applicable Law.

(e) Refunds. Any Tax refund (including any interest in respect thereof) received by Purchaser or any of the Purchased Business Companies (or any Affiliate thereof), and any amounts of overpayments of Tax credited against Tax that Purchaser or the Purchased Business Companies (or any Affiliate thereof) otherwise would be or would have been required to pay that relates to any period or portion thereof ending on or prior to the Closing Date shall, to the extent Purchaser actually receives a cash benefit from such Tax refund, be for the account of Sellers, and Purchaser shall, to the extent Purchaser actually receives a cash benefit from such Tax refund, pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, net of any Taxes incurred as a result of the receipt of such refund or credit.

(f) Carrybacks. To the extent required under applicable Law or with the consent of the Sellers, the Purchaser or the Purchased Business Companies may carry back any net operating loss or other item or attribute from a taxable period beginning after the Closing Date to a period beginning before the Closing Date and shall receive the refund owed as a result of such carry back net of any tax cost to Sellers (including by way of indemnity of such carryback).

(g) Cooperation and Record Retention. Sellers and Purchaser shall, and shall cause their Affiliates to, cooperate as reasonably requested by a party hereto, at the sole expense of the requesting party, in connection with the requesting party’s preparation of Tax Returns, defense of any audit, examination or inquiry with respect to any Taxes, pursuit of any Tax refund or credit, and preparation of any Tax Return to the extent the same may pertain to the Business or the Transferred Assets. Purchaser shall, and shall cause their Affiliates to, retain all records pertaining to Taxes with respect to periods or portions thereof ending prior to the Closing Date until the expiration of the applicable statute of limitations (including any extensions) plus (30) days. Following such expiration and prior to the disposal of any such records, Purchaser shall and shall cause their Affiliates to offer such records to Sellers at no cost to Sellers (provided Sellers shall pay the cost to deliver such records to Seller), and if Sellers do not accept such offer within thirty (30) days of such offer Purchaser may dispose of such records. To the extent the provisions of this Section 5.17(g) conflict with Section 5.03 under this Agreement, the terms of this Section 5.17(g) control.

(h) Section 338 Election. Purchaser and its Affiliates may make or permit to be made any election under Section 338 of the Code (or any comparable election for state, local or foreign Tax purposes) with respect to the Purchased Business Companies.

(i) Check the Box Elections. Sellers in their sole discretion may cause an election under Treasury Regulation Section 301.7701-3 (and any comparable provision of United States federal, state or local Tax Law) to be made with respect to any of the Purchased Business Companies, effective on or prior to the Closing Date, and Purchaser shall and shall cause its Affiliates to cooperate in the making of any such elections as requested by Sellers.

SECTION 5.18. Product Warranty Claims. Warranty claims involving products of the Business distributed or sold by the Business prior to the Closing Date, including product liability and negligence claims and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims (“Pre-Closing Product Warranty Claims”) shall be handled as follows:

(a) Purchaser shall manage, administer and process all Pre-Closing Product Warranty Claims in a manner generally no more favorable to the third party as Purchaser applies with respect to similar warranty claims involving products of the Business distributed or sold by the Business following the Closing Date including product liability and negligence claims and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims (“Post-Closing Product Warranty Claims”);

(b) Purchaser shall bear and be responsible for the Liabilities associated with or arising out of the Pre-Closing Product Warranty Claims up to the reserve set forth in the Final Closing Statement (the “Product Warranty Reserve”); and

(c) Sellers shall bear and be responsible for the Liabilities associated with or arising out of Pre-Closing Product Warranty Claims in excess of the Product Warranty Reserve; provided, however, that Sellers shall not be responsible for such costs in excess of the Product Warranty Reserve unless (i) Sellers have consented to such costs in advance thereof, which consent shall not be unreasonably withheld, delayed or conditioned, or (ii) such costs are incurred by Purchaser in a manner generally no more favorable to the third party as Purchaser applies with respect to similar warranty claims involving products of the Business distributed or sold by the Business following the Closing.

SECTION 5.19. Liquidated Damages.

(a) Sellers and Purchaser acknowledge and agree that certain of the customer contracts and agreements which are to be assigned to Purchaser by Sellers or which are held by Purchased Business Companies, contain liquidated damages (“Liquidated Damages”) provisions which could entitle the customers under such contracts and agreements to receive Liquidated Damages upon a failure by any Seller or Purchased Business Company to timely perform its obligations under such contracts and agreements.

(b) Liquidated Damages that are associated with products of the Business and arise out of any of the contracts or agreements assumed by Purchaser as Assumed Liabilities shall be handled as follows:

(i) Purchaser agrees to assume and to indemnify and hold harmless Sellers with respect to all liabilities and obligations with respect to such Liquidated Damages associated with products of the Business distributed or shipped by the Business prior to the Closing Date (“Pre-Closing Liquidated Damages”) up to the total amount reserved therefor on the Final Closing Statement (the “Liquidated Damages Reserve”).

(ii) Purchaser and Sellers further agree that any liability or obligation for such Liquidated Damages that arise with respect to products of the Business that are shipped on or after the Closing Date and within 180 days thereof pursuant to contracts and agreements relating to the Business which are included in the Business Assets and which have Liquidated Damages provisions or could subject the Purchaser or any Purchased Business Company to Liquidated Damages or similar penalties (the “Post-Closing Liquidated Damages”) shall be borne as follows:

(A) by Purchaser, to the extent the Liquidated Damages Reserve exceeds the actual amount of Pre-Closing Liquidated Damages, then

(B) 50 percent by the Purchaser and 50 percent by Sellers.

SECTION 5.20. Gazprom Order. Sellers and Purchaser agree that with regard to the Contract No. 548-3515-40016 between Sellers and GAZKOMTLEKTIMTEX, Ltd. (“Gazprom”) (the “Gazprom Order”) Purchaser shall, at Closing, enter into an agreement with Sellers whereby, (i) Sellers shall retain responsibility for and be the primary obligor under the Gazprom Order with no incremental cost to Sellers relating to the performance of the Gazprom Order; (ii) Purchaser will serve as Sellers subcontractor to perform the Gazprom Order and (iii) Purchaser will receive all payments payable by Gazprom for such services and products under the Gazprom Order.

SECTION 5.21. Customer Advances. (a) As set forth in Sections 2.02 and 2.03, the Purchase Price shall be reduced by the total amount of Customer Advances (as defined in the definition of “Business Assets” in Exhibit A to this Agreement) outstanding at the Closing Date that have not been applied to Inventories as of the Closing Date (the “Customer Advances Amount”). At Closing, Sellers shall estimate in good faith the Customer Advances Amount and such amount shall be included in the Estimated Purchase Price Adjustment pursuant to Section 2.02(b) (such amount being referred to as the “Estimated Customer Advances Amount”). For purposes of calculating the Estimated Customer Advances Amount only, all Customer Advances received within 45 days prior to the Closing Date shall be presumed to be unapplied to Inventories and shall constitute, in the aggregate, the Estimated Customer Advances Amount.

(b) Purchaser and Sellers shall determine the Final Customer Advances Amount which should have been paid at Closing (“Final Customer Advances Amount”) within 120 days following Closing pursuant to Section 2.03. For purpose of calculating the Final Customer Advances Amount, the amount of Customer Advances applied to Inventories as of the Closing Date shall be calculated by Sellers and Purchaser as follows: (i) the aggregate amount of unapplied Customer Advances received prior to August 1, 2005 shall be determined in good faith by Purchaser and the amount of such Customer Advances that have been applied to Inventories shall be calculated taking into consideration (A) actual cash payments to suppliers in full payment for such Inventories and (B) direct labor charges and internal overhead allocations allocable to such Inventories in accordance with the inventory costing accounting principles set forth in the notes to the Financial Statements, excluding any amounts related to depreciation and amortization; and (ii) the determination of when all subsequent unapplied Customer Advances have been applied to Inventories shall be calculated on a contract by contract basis using the same methodology.

(c) Any reductions in Purchase Price as a result of the Estimated Customer Advances Amount, and any final payments with respect to the Final Customer Advances Amount made pursuant to Section 2.03 will be deemed to be an adjustment to the Purchase Price.

SECTION 5.22. Reserves. Sellers agree that (i) any reserves contained in the calculation of Final Working Capital shall be determined in accordance with the same policies and practices for establishing financial statement reserves used in establishing reserves in the Financial Statements as disclosed in the notes thereto and (ii) Sellers will not be allowed to reduce any of the reserves contained in the calculation of Final Working Capital from the respective amounts contained in the Financial Statements as of June 30, 2005 (including reserves for doubtful account receivables and account payables) except to the extent of an event involving the receipt of cash or payment of cash by the Business which cash event would support a reduction in the applicable reserve; provided, however, that the Liquidated Damages Reserve shall be reduced on the Final Closing Statement if, consistent with the policies and practices of Sellers, there has occurred a contract concession or other action by the customer counter-party to the contract in question that is properly reflected in the books and records of the Business.

SECTION 5.23. Italian Asset Drop-down.

(a) Sellers and Purchaser agree that Sellers and Purchaser shall take the following actions to accomplish a sale of the Italian assets and business included in the Business: (A) at or prior to Closing, all of the assets of Dresser Italia and Ring-O that are Business Assets shall be contributed to Cooper Cameron Valves Italy, SrL in exchange for the Cooper Cameron Valves Italy Shares, and (B) at Closing Purchaser or its designee will repurchase the Cooper Cameron Valves Italy Shares previously issued to Sellers, in each case either (i) on terms that are reasonably acceptable to both parties and consistent with the terms and conditions set forth in this Agreement, or (ii) as reasonably determined by Purchaser; provided Purchaser indemnifies Sellers for any incremental costs to Sellers as a result of such actions associated with Purchaser’s alternative structure under (ii) above as opposed to the structure in (i) above.

(b) Sellers and Purchaser agree that, to the extent Purchaser so requests, Sellers shall contribute inter-company Indebtedness and accounts and related assets of Dresser Italia and Ring-O into Cooper Cameron Valves Italy, contemporaneous with actions taken under subsection (a) above in each case either (i) on terms reasonably acceptable to both parties, or (ii) as reasonably determined by Purchaser, provided Purchaser indemnifies Sellers for any incremental costs to Sellers as a result of such actions associated with Purchaser’s alternative structure under (ii) above as opposed to the structure in (i) above.

(c) Purchaser agrees to repay to Sellers an amount equal to all inter-company Indebtedness contributed into Cooper Cameron Valves Italy pursuant to Section 5.23(b) on the Closing Date, and Purchaser and Sellers agree that the Purchase Price will be reduced at Closing by a corresponding amount.

SECTION 5.24. Covenant to Provide Schedule of Material Permits, Business IP Licenses and Customer Property Schedules. (a) Within 15 Business Days following the date of this Agreement, Sellers agree to provide Purchaser with (i) Schedule 3.07 setting forth each of the Material Permits, (ii) Schedule 3.09 (xix) setting forth a list of all Business IP Licenses required by that Section, and (iii) Schedule 3.26 setting forth a list of all Customer Property.

(b) Within ten (10) days prior to Closing, Sellers will cause to be prepared and will deliver to Purchaser (i) unaudited consolidated statements of operating income of the Business for the twelve-month period ending December 31, 2004 and for the six-month period ending on June 30, 2005 that carve out the operations and assets comprising the Excluded Assets relating to the Port Northwest facilities and operations and (ii) unaudited consolidated statements of operating income of the Excluded Assets relating to the Port Northwest facilities and operations for the twelve-month period ending December 31, 2004 and for the six-month period ended on June 30, 2005. Such financials will be prepared in accordance with the same accounting principles applied in the preparation of the Financial Statements.

SECTION 5.25. Joinder Agreement. Within 15 Business Days following the date of this Agreement, Dresser shall cause the Retained Business Companies to deliver joinder agreements to Purchaser, pursuant to which each Retained Business Company shall become a Party to this Agreement with the same force and effect as if such Retained Business Company had executed and delivered this Agreement on the date hereof.

SECTION 5.26. Environmental Waste Removal. Sellers agree, prior to the Closing, to remove and dispose offsite all plant trash, non-hazardous waste and hazardous waste generated prior to the Closing at all of Sellers’ sites and facilities included in the Business Assets, including sites and facilities located at Colico, Italy, Voghera, Italy, Ledeen Italy, Ponca City (Ponca Fab - 900 E. Oakland), Oklahoma and Jacarei, Brazil in a manner which complies with applicable Laws.

SECTION 5.27. Brazilian Manifold Contract. Notwithstanding Purchaser’s assumption of the Contract No. P-52BP3026 with FSTP Brazil S/A (the “Brazilian Manifold Contract”), Sellers and Purchaser agree that, in the event deliveries are made under the Brazilian Manifold Contract following the Closing then, to the extent any consequential damages (not including Liquidated Damages which are addressed in Section 5.19) arise under the Brazilian Manifold Contract, the first $7.5 million in such consequential damages will be split 50% by Sellers and 50% by Purchaser.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01. Conditions to the Parties’ Obligations. The obligations of Sellers and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Antitrust/Competition Law Approvals. Any Governmental Authorities, which (due to antitrust/noncompetition laws), must approve the transactions contemplated by this Agreement have given such approval or any applicable waiting period (and extensions thereof) relating to the transactions shall have expired; and

(b) No Prohibition. There shall not be in force any law, injunction, Order, decree, ruling or change restructuring, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

SECTION 6.02. Additional Conditions to Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall also be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following additional conditions:

(a) Representations, Warranties and Covenants. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth herein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects; and

(b) Related Agreements. Sellers shall have received counterparts of each of the Related Agreements duly executed by each of the parties thereto.

(c) Bank Consent. Sellers shall have received the consent of the financial institutions set forth on Schedule 6.02(c).

SECTION 6.03. Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement also shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following additional conditions:

(a) Representations, Warranties and Covenants. Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth herein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The covenants and agreements contained in this Agreement to be complied with by Sellers on or before the Closing shall have been complied with in all material respects; and

(b) Related Agreements. Purchaser shall have received counterparts of each of the Related Agreements duly executed by Sellers.

(c) Material Adverse Change. There shall not have occurred since December 31, 2004 any events, occurrences which could reasonably be expected to have a Material Adverse Effect.

(d) Taking of Assets. There shall be and not have been instituted or threatened any proceeding or other action, including, without limitation, eminent domain, condemnation or other governmental proceeding and there shall not be a reasonable probability of the Business Company or Purchaser (after Closing) losing any portion of or interest in the Business Assets or Business, if such proceeding or other action has or there is a reasonable probability of a taking of property or which would prohibit or materially and adversely impact Purchaser’s ability to operate the Business Assets or conduct the Business from and after the Closing.

(e) Consents. All consents, approvals, authorizations, and other actions set forth on Schedule 6.03(e) shall have been obtained, except where the failure to obtain such consents, approvals, authorizations, and other actions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Facility Damage. There shall not have been any damage or casualty loss to the Hammond, Louisiana facility or any Business Assets located at such site as a result of Hurricane Katrina such that (i) the facility or the Business Assets thereat shall not be operational in all material respects at Closing or (ii) the Sellers shall not have committed to use commercially reasonable efforts to, at Sellers’ expense, repair or replace such damaged facility and Business Assets in order to make the facility and the Business Assets thereat operational in all material respects within 90 days following the Closing and to indemnify and hold harmless Purchaser for any Losses incurred by Purchaser arising from or related to Purchaser’s inability to use the facility; provided, however, that following the Closing, Purchaser agrees to remit to Sellers any insurance proceeds paid to Purchaser by Sellers’ insurers as a result of such damages or casualty losses.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Indemnification.

(a) Sellers’ Indemnity. From and after the Closing, subject to the other terms and limitations in this Article VII, Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchaser and Purchaser’s Affiliates (including the Purchased Business Companies following the Closing) and their respective directors, officers and shareholders (the “Purchaser Indemnitees”) from and against any and all Losses actually incurred by any of Purchaser Indemnitees (i) that arise out of any breach of Sellers’ representations or warranties made in this Agreement (other than Section 3.12 which is addressed in Section 7.01(c) below), (ii) that arise out of any breach of the covenants or obligations of Sellers under this Agreement, or (iii) that arise out of the Retained Liabilities.

(b) Purchaser’s Indemnity. From and after the Closing, subject to the other terms and limitations in this Article VII, Purchaser shall indemnify, defend and hold harmless Sellers and Sellers’ Affiliates which shall include the Purchased Business Companies and their respective directors, officers and shareholders (the “Sellers Indemnitees”) from and against any and all Losses actually incurred by any of the Sellers Indemnitees (i) that arise out of any breach of Purchaser’s representations or warranties made in this Agreement, (ii) that arise out of any breach of the covenants or obligations of Purchaser under this Agreement, or (iii) that arise out of the Assumed Liabilities.

(c) Tax Indemnity. Sellers shall indemnify Purchaser Indemnitees from and against (i) all Pre-Closing Taxes to the extent not paid prior to the Closing and (ii) against any and all Losses actually incurred by any of the Purchaser Indemnitees that arise out of any breach by Sellers of Section 3.12.

(d) Pension Indemnity. Sellers shall indemnify Purchaser Indemnitees from and against all amounts that become due and payable by Purchaser Indemnitees (including any such amounts imposed by Law) at any time following the Closing Date in connection with or arising out of the Pension and Retirement Obligations.

(e) Limitations on Indemnity.

(i) None of Purchaser Indemnitees shall be entitled to assert any right to indemnification under Section 7.01(a)(i) or 7.01(a)(ii) with respect to covenants to be performed prior to Closing until the aggregate amount of all the Losses actually suffered by the Purchaser Indemnitees exceeds $2,500,000 (the “Deductible Amount”) and then only to the extent such Losses exceed, in the aggregate, the Deductible Amount provided such Deductible amount shall not apply to any claim for recovery of an uncollected account receivable pursuant to Section 3.25.

(ii) In no event shall Sellers ever be required to indemnify Purchaser Indemnitees for Losses (A) in the case of claims under Section 7.01(a)(i) (except as provided in subsection B below) or 7.01(a)(ii) with respect to covenants to be performed prior to Closing in any amount exceeding the $75,000,000 (the “Liability Ceiling”) or (B) in the case of claims under Sections 3.01 and 3.02, the second sentence of Section 3.16(a), Section 3.21 and Section 3.25 (the “Fundamental Representations and Warranties”) in any amount exceeding the Purchase Price.

(iii) In any claim for indemnification under this Agreement, no indemnifying party shall be required to indemnify any indemnified party for Losses that do not exceed $50,000 resulting from any single claim or aggregated claims arising from out of the same facts, events, or circumstances (the “Minimum Claim Amount”) provided such Minimum Claim Amount shall not apply to any claim for recovery of an uncollected account receivable pursuant to Section 3.25.

(iv) In no event shall Sellers ever be required to indemnify Purchaser Indemnitees for any Losses resulting from a claim under Section 7.01(a)(i), or 7.01(a)(ii) with respect to covenants to be performed prior to Closing, if prior to Closing Purchaser (A) had actual knowledge of the breach giving rise to such claim, (B) had the reasonable belief that such breach by Sellers would result in a Loss in excess of $17,500,000, and (C) did not inform Sellers in writing concerning such breach prior to Closing. In the event Purchaser has actual knowledge of such a breach and claim, then notwithstanding any other provision of this Agreement to the contrary, Purchaser’s sole recourse for any breach relating to the particular claim meeting the criteria in the preceding sentence shall be to either (A) terminate the Agreement or (B) waive any rights to indemnification hereunder for such breach. In no event will Purchaser ever be deemed to have waived any rights to indemnification under this subsection (iv) with regard to any breach of which any of the Sellers was aware prior to Closing.

(v) In no event shall Seller ever be required to indemnify Purchaser Indemnitees for Losses arising from changes in Law or accounting policies or principles, in each case occurring after the Closing.

(vi) For purposes of computing the aggregate amount of claims against Seller, the amount of each claim by a Purchaser Indemnitee shall be deemed to be an amount equal to, and any payments by Seller pursuant to this Article VII shall be limited to, the amount of Losses that remain after deducting therefrom (A) the amount of any accrued liability or reserve included in the calculation of the Working Capital and specifically identified to such Loss or category of such Loss, and (B) any net Tax benefit actually recognized that reduced cash Taxes on a net tax basis otherwise actually payable by a Purchaser Indemnitee or any Affiliate thereof with respect to the Losses or items giving rise to such claim for indemnification within two years from the date of the applicable Losses or items giving rise to such claim for indemnification.

(vii) In any claim for indemnification under this Agreement, no indemnifying party shall be required to indemnify any indemnified party for its indirect, punitive, special, or consequential damages, nor for any multiple of loss of its profits, revenue, or reduced cash flow, except to the extent such matters are the subject of a third party claim; provided, however, that an indemnifying party shall be required to indemnify any indemnified party for actual loss of such indemnified party’s profits.

(viii) In no event will Seller be allowed to receive a double recovery with respect to applicable adjustments relating to accounts receivable and liquidated damages.

(f) Survival. All of the representations and warranties of the Parties set forth in this Agreement and all covenants to be consummated prior to the Closing shall survive the Closing until the earlier of (x) the date on which Purchaser files its annual report on Form 10-K for the fiscal year ended December 31, 2006 with the Securities and Exchange Commission and (y) the date on which Purchaser is required to file its annual report on Form 10-K for the fiscal year ended December 31, 2006 with the Securities and Exchange Commission without giving any effect to any extensions provided by Form 12b-25 (or any successor form) (such date, the “Survival Date”), except that (i) the Fundamental Representations and Warranties shall survive indefinitely and (ii) the representations and warranties in Section 3.12 shall survive until 30 days following the expiration of the applicable statute of limitations period. Sellers shall not have any liability for indemnification claims made under Section 7.01(a)(i) or (ii) or Section 7.01(b)(i) or (ii) with respect to any such representation, warranty or pre-closing covenant unless a claim notice is provided by Purchaser to Sellers or Sellers to Purchaser as the case may be, prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a claim notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant, then the applicable representation, warranty or pre-closing covenant shall survive as to such claim, until such claim has been finally resolved.

(g) EXPRESS NEGLIGENCE. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION.

SECTION 7.02. Defense of Claims.

(a) Notice. If an indemnitee receives notice of the assertion of any claim or of the commencement of any third party claim, audit or examination with respect to which Indemnification is to be sought from the indemnifying party (“Indemnifying Party”), the indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in no event later than ten (10) days after the indemnitee’s receipt of notice of such third party claim, audit or examination. However, the failure to give timely notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced. Such notice shall describe the nature of the third party claim, audit or examination in reasonable detail and will indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the indemnitee. The Indemnifying Party will have the right to participate in or, by giving notice to the indemnitee, to elect to assume the defense of, any third party claim, audit or examination at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, and the indemnitee will cooperate in good faith in such defense at such indemnitee’s own expense.

(b) Opportunity to Defend. If within ten (10) days after an indemnitee provides notice to the Indemnifying Party of any third party claim, the indemnitee receives notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such third party claim, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the indemnitee in connection with the defense thereof.

SECTION 7.03. Special Environmental Indemnification Provisions .

(a) From and after the Closing, subject to the other terms and limitations in this Section 7.03, Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchaser Indemnitees from and against any and all Losses actually incurred by any of Purchaser Indemnitees that arise out of any Pre-Closing Environmental Matters.

(b) Sellers shall have the obligation to assume control of the defense, response, proceedings, settlement and resolution of any Pre-Closing Environmental Matters, including any Environmental Activities, enforcement actions or administrative proceedings; provided that Sellers shall not agree to any Environmental Activities, settlements or resolutions that (i) unreasonably interfere with any operations of the Business as conducted from and after the Closing Date, (ii) that would be reasonably likely to subject any Purchaser Indemnitee to any Losses which are not paid by Sellers or (iii) that would require any admission of liability or wrong doing by any of the Purchased Companies, except with the prior written consent of Purchaser, which consent will not be unreasonably withheld. In the event Sellers or Sellers’ Indemnitor (as defined below) agree to any such permitted settlement or resolution, Sellers shall indemnify Purchaser Indemnitees for any and all Losses and incremental costs actually incurred by any of the Purchaser Indemnitees that arise out of such settlement or resolution. Purchaser shall cooperate in all reasonable ways with Sellers or Sellers’ Indemnitor in the investigation, remediation, defense, contest, settlement of or prosecution of any Pre-Closing Environmental Matters.

(c) Sellers’ indemnity obligations with respect to Pre-Closing Environmental Matters under this Article VII shall not apply to any Losses: (i) arising with respect to any Pre-Closing Environmental Matter to the extent that Environmental Activities are required as a result of any intentional act or act of gross negligence by Purchaser pursuant to which Purchaser’s applicable facility HS&E director and applicable facility operations management should reasonably have known that such action was likely to result in Sellers having an indemnity obligation under this Agreement, (ii) to the extent resulting from a use for any purpose other than for conducting the Business following the Closing, of any Owned Real Property, the Leased Real Property or any other facility that is the subject of a Pre-Closing Environmental Matter indemnification claim under this Article VII (such facilities together with all Owned Real Property and Leased Real Property are collectively, “Covered Facilities”) by Purchaser, provided, however, that (A) lawful actions taken by any Purchaser Indemnitee at a Covered Facility that are consistent with the past business practices and operations of Sellers, (B) a discontinuation of any operation by Purchaser Indemnitees at any of the Covered Facilities which is not followed by any change in use for any purpose other than conducting the Business following the Closing or (C) a change in operations, use or other action that is required by Law shall not constitute an actionable change in use of any such Covered Facility) or (iii) arising as a result of Purchaser encouraging or inviting any Governmental Authority to require any Environmental Activities or undertake any enforcement action except to the extent, and only to the extent, necessary for Purchaser to comply with any Continuing Environmental Law or to comply with reporting obligations under applicable Continuing Environmental Law. Any Environmental Activities that Sellers undertake or are required to indemnify Purchaser for under this Article VII shall only be required to be conducted in accordance with clean-up standards or remedial goals, policies or guidelines that are established by applicable Continuing Environmental Laws and necessary for the continuing conduct of the Business.

(d) Purchaser acknowledges that certain Pre-Closing Environmental Matters are the subject of the indemnification provisions of the Amended and Restated Agreement and Plan of Recapitalization dated as of April 10, 2001 among Halliburton Company, Dresser B.V. and DEG Acquisitions, LLC (the “2001 Halliburton Agreement”). Purchaser acknowledges and agrees that it is possible that Sellers may discharge some or all of its obligations under this Article VII with respect to certain Pre-Closing Environmental Matters by enforcement or operation of Sellers’ indemnity rights under the 2001 Halliburton Agreement. Sellers acknowledge that the existence or absence of Sellers’ indemnity rights under the 2001 Halliburton Agreement does not in any way restrict or limit Sellers’ indemnification obligations under this Agreement except and to the extent as expressly provided in this Agreement, if any. Purchaser acknowledges and agrees that Sellers’ indemnitor under the 2001 Halliburton Agreement or such indemnitor’s agents (collectively, “Sellers’ Indemnitor”) may undertake Environmental Activities at Covered Facilities in order to perform and satisfy any or all of Sellers’ obligations under this Article VII and that Sellers’ Indemnitor may exercise rights and undertake obligations of Seller under this Article VII in order to satisfy any of Sellers’ obligations under this Article VII (such Covered Facilities that are subject to the 2001 Halliburton Agreement are those that were acquired from Halliburton Company and are listed on Schedule 3.11(a) and are referred to herein as “Covered Halliburton Facilities”). Purchaser agrees that Purchaser Indemnitees and their Affiliates will not interfere with any Environmental Activities undertaken by Sellers’ Indemnitor under the 2001 Halliburton Agreement and Sellers’ Indemnitor’s right to exclusive control of any Environmental Activities under the 2001 Halliburton Agreement, provided, that such activities shall not unreasonably interfere with the operations of the Business as conducted from and after the Closing and shall not subject any Purchaser Indemnitee to any Losses. Purchaser further agrees that it shall not use any Covered Halliburton Facility for any residential, health care, childcare or school purposes, and upon the transfer of any such Covered Halliburton Facility, Purchaser shall impose such restrictions on the use of such Covered Halliburton Facility for residential, health care, childcare or school purposes upon the transferee as a condition to the transfer. Purchaser further agrees and binds itself to execute and file any and all documents restricting the use of such Covered Halliburton Facilities as may be reasonably required to impose the foregoing use restrictions.

(e) Purchaser acknowledges that, prior to the Closing Date, Sellers or Sellers’ Indemnitor (x) have initiated Environmental Activities at the facility in Voghera, Italy and (y) may initiate Environmental Activities at other Covered Facilities (in which event, Sellers shall notify Purchaser in writing prior to the Closing) in each case as a result of Sellers’ obligations to applicable Governmental Authorities, and that such Environmental Activities may continue after the Closing Date. All such Environmental Activities shall be conducted by Sellers or Sellers’ Indemnitor in a manner consistent with sound investigation and remediation practices and in a manner that that does not unreasonably interfere with any operations of the Business from and after the Closing or subject any Purchaser Indemnitee to any Losses. Subject to the foregoing, Purchaser agrees and acknowledges as follows:

(i) Any Environmental Activities conducted after the Closing Date in accordance with this Article VII or continued from Environmental Activities prior to the Closing Date may involve the filing of land use and deed restrictions, institutional and engineering controls, groundwater use restrictions, soil management requirements, access and easement rights, and restrictive covenants (including a prohibition against installation of water wells on the Covered Facilities).

(ii) Purchaser shall at all times cooperate with Sellers and Sellers’ Indemnitor in obtaining and maintaining any necessary documents, permits or conditions, and Purchaser shall not take any action in contravention of such land use or deed restrictions or other requirements.

(iii) With respect to any Environmental Activities:

(A) Sellers’ environmental obligations hereunder may include sampling and excavating soil, the sampling, operation and maintenance of groundwater monitoring and recovery wells, associated piping, groundwater pumping and treatment equipment and other facilities or equipment;

(B) Prior to Sellers or Sellers’ Indemnitor conducting any Environmental Activities on a Covered Site, Sellers shall deliver to Purchaser, a written notice describing such proposed Environmental Activities in reasonable detail. To the extent within its control, Seller will provide Purchaser a reasonable opportunity to provide its input into the manner for conducting such Environmental Activities as to assure that such Environmental Activities are conducted in compliance with the provisions of this Section 7.03. In addition, Sellers agree to and shall (i) provide to the Purchaser, copies of all notices, filings, correspondence and reports made or received by the Sellers and, to the extent available to the Sellers, by the Sellers’ Indemnitor in connection with the Covered Sites promptly following delivery or receipt of such items and (ii) from time to time, and as may be reasonably requested by Purchaser, meet and consult with Purchaser on a regular basis to discuss the status of ongoing actions involving the Covered Sites including alternatives and strategy with respect thereto. Purchaser shall have the right, upon request to Sellers, to review and audit all supporting documentation relating to Environmental Activities taken by Sellers or Sellers’ Indemnitor relating to the Covered Sites.

(C) Purchaser shall, without further compensation, costs or fees to Sellers, grant and provide, after reasonable advance notice, all reasonable and necessary access to Sellers, Sellers’ employees, agents, contractors, subcontractors, indemnitors, representatives and Governmental Authority representatives to enter onto the Covered Facilities after the Closing Date to undertake any Environmental Activities; provided, that Sellers, jointly and severally, shall indemnify, defend and hold harmless Purchaser from and against any and all Losses actually incurred by any of Purchaser Indemnitees that arise out of and are proximately caused by any Environmental Activities undertaken by or on behalf of Sellers or Sellers’ Indemnitor at the Covered Facilities; and provided further, that Sellers shall reimburse Purchaser Indemnitees for any and all increased costs actually incurred by Purchaser as a result of any such Environmental Activities.

(D) Sellers’ rights of access to use the Covered Facilities to undertake any Environmental Activities are non-exclusive and shall continue as long as is necessary to complete any Environmental Activities.

(iv) Sellers shall indemnify and hold harmless Purchaser against any Losses arising out of such rights of access, the entry of Sellers, Sellers’ Indemnitor or any their respective Affiliates and their agents, representatives and invitees on to the Covered Facilities and the conduct of Environmental Activities except for any such Losses that arise out of or result from the negligence of Purchaser or any Persons acting on its behalf.

(v) Sellers and Sellers’ Indemnitor shall take and shall cause their respective agents, representatives and invitees to take all necessary precautions to avoid any damage to or loss of any equipment or facilities owned or leased by any Purchaser Indemnitee or invitees, as applicable, on the Covered Facilities in connection with the conduct of any Environmental Activities, and shall pay for all damages to or loss of such equipment or facilities resulting from any acts or omissions of the damaging party. In addition, Purchaser shall use reasonable efforts to avoid damage to or loss of any equipment of Sellers or Sellers’ Indemnitor, as applicable, on the Covered Sites which are used in conducting Environmental Activities and shall pay for all damages to or loss of such equipment to the extent resulting from any negligent actions by the Purchaser.

(f) Notwithstanding anything in this Article VII to the contrary, if Purchaser, by any intentional act or an act of gross negligence, pursuant to which Purchaser’s applicable facility HS&E director and applicable facility operations management should reasonably have known that such action was likely to result in Sellers losing their rights to indemnity under the 2001 Halliburton Agreement, causes any Seller to lose its rights to indemnification under the 2001 Halliburton Agreement, Purchaser’s recovery under this Article VII with respect to the Pre-Closing Environmental Matters for which such Seller lost its indemnity rights under the 2001 Halliburton Agreement shall be subject in all respects to, and limited by, the Deductible Amount and the Liability Ceiling, and Sellers shall not have any liability for indemnification claims with respect to Pre-Closing Environmental Matters for which any Seller lost its indemnity rights under the 2001 Halliburton Agreement unless a claim notice has been or is provided by Purchaser to Sellers prior to the date that is the later of (i) five years following the Closing Date or (ii) the date on which Sellers actually loses its right to indemnification under the 2001 Halliburton Agreement.

(g) This Article VII shall provide Purchaser’s sole and exclusive remedy as against Sellers with respect to Pre-Closing Environmental Matters. Except as set forth in this Article VII, (i) Purchaser unconditionally releases Sellers from any and all Losses incurred in connection with Pre-Closing Environmental Matters and (ii) Sellers unconditionally release Purchaser Indemnitees from and against any and all Losses incurred in connection with Pre-Closing Environmental Matters. Provided that Sellers are in material compliance with its obligations under this Article VII, Purchaser hereby covenants and agrees that neither Purchaser nor any of their Affiliates will file suit or bring any other claim against Sellers in connection with any Pre-Closing Environmental Matters.

(h) Nothing herein shall be interpreted to prohibit, restrict or limit Purchaser from taking any and all actions reasonably required under the circumstances to respond to any emergency conditions which may arise at any of the Covered Sites to prevent or limit any acute or immediate harm to human health or the environment.

(i) In the event of a conflict between the provisions of this Section 7.03 and any other provision of Article 7, the provisions of this Section 7.03 shall control.

ARTICLE VIII

TERMINATION AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by Sellers or Purchaser if the Closing shall not have occurred by the later of December 31, 2005 and the date that is 90 days following the date on which Purchaser and Sellers have substantially complied with the requirements of all final requests for information from any relevant Governmental Authorities with respect to domestic or foreign antitrust/noncompetition Laws, including with respect to any second request for information by any relevant Governmental Authority under the HSR Act; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(b) by either Sellers or Purchaser if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, barring the case of restraining, enjoining or prohibiting the transactions contemplated by this Agreement;

(c) by the mutual written consent of Sellers and Purchaser.

SECTION 8.02. Effect of Termination. Subject to the provisions of Section 8.03, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either Party hereto except (i) that the provisions of this Section 8.02 and Article VIII shall survive termination of the Agreement and (ii) that nothing herein shall relieve either Party from liability for any willful breach of this Agreement.

SECTION 8.03. Liquidated Damages. In the event that the Agreement is terminated pursuant to Section 8.01(a) and all other conditions to closing as set forth in Article VI have been met as of the date of termination other than the condition set forth in Section 6.01(a), then Purchaser will upon such termination be required to pay to Sellers a payment of $10,000,000 (the “Liquidation Payment”) within five days following receipt or delivery of such termination notice. Receipt of the Liquidation Payment shall be the sole remedy of Sellers in the event of a termination of the Agreement as contemplated in Section 8.01(a) and upon Purchaser making such payment, Purchaser shall be fully released and discharged from any liability or obligation under, resulting from or arising out of this Agreement and Sellers shall have no other remedy or cause of action under or relating to this Agreement or other applicable Law. The Liquidation Payment shall not be payable if there exists any breach or default by Sellers of its obligations under this Agreement.

SECTION 8.04. Waiver. Either Sellers or Purchaser may (a) extend the time for the performance of any of the obligations or other acts of Sellers or Purchaser, as applicable, (b) waive any inaccuracies in the representations and warranties of Sellers or Purchaser, as applicable, contained herein or in any document delivered by Sellers or Purchaser, as applicable, pursuant hereto or (c) waive compliance with any of the agreements or conditions of Sellers or Purchaser, as applicable, contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) or by electronic mail (confirmed by registered or certified mail (postage prepaid, return receipt requested)) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a) if to Sellers:

Dresser, Inc.

15455 North Dallas Parkway, Suite 1100

Addison, TX 75001 Telecopy: 972-361-9966 E-mail:	fpittman@dresser.com

Attention: Frank Pittman

and with a copy to:

First Reserve Corporation
One Lafayette Place
Greenwich, CT 06830
Telecopy: 203-661-6729
E-mail:tdenison@firstreserve.com
Attention: Thomas R. Denison

and to

Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4100
Denver, CO 80202
Telecopy: 303-296-5310
E-mail: bstark@gibsondunn.com
Attention: Beau Stark

(b) If to Purchaser:

Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, TX 77027
Telecopy: 713-513-3421
E-mail: lemmerw@coopercameron.com
Attention: William C. Lemmer

with a copy to:

Vinson & Elkins L.L.P.
2300 First City Tower
1001 Fannin Street
Houston, TX 77002
Telecopy: 713-615-5883
E-mail: ccollins@velaw.com
Attention: Christopher S. Collins

SECTION 9.03. Public Announcements. Except as required by Law or any applicable stock exchange regulation, no Party to this Agreement shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media relating thereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, and the Parties shall agree as to the timing and contents of any such press release or public announcement.

SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 9.05. Entire Agreement. This Agreement, the Related Agreements, together with the Confidentiality Agreement, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties hereto with respect to the subject matter hereof.

SECTION 9.06. Assignment. Neither this Agreement nor any of the rights hereunder may be assigned by any Party by operation of Law or otherwise without the express written consent of the other Party hereto; provided, however, that Purchaser may assign all or any of its rights and obligations under this Agreement to an Affiliate prior to Closing; provided, further, that such assignment by Purchaser to an Affiliate prior to Closing shall not relieve Purchaser of its obligations hereunder unless Sellers consent (such consent not to be unreasonably withheld).

SECTION 9.07. No Third Party Beneficiaries. Except for the provisions contained in the provisions of Article VII with respect to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.08. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each of the Parties or (b) by a waiver in accordance with Section 9.04.

SECTION 9.09. Disclosure Generally. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

SELLERS

DRESSER, INC.

/s/ Patrick M. Murray

By

Patrick M. Murray,
Chairman and Chief Executive Officer

COOPER CAMERON CORPORATION

/s/ Sheldon R. Erikson

By

Sheldon R. Erikson,
Chairman, Chief Executive Officer and President

EXHIBIT A

DEFINED TERMS

“Action” means any claim, action, suit, arbitration, proceeding or investigation including any such matter before any Governmental Authority, arbitration panel or mediator.

“Affiliate” means, with respect to any specified Person at the time of determination, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” or “this Agreement” means this Purchase Agreement (including the Exhibits hereto) and all amendments hereto made in accordance with the provisions of Section 9.08.

“Asbestos Claims” means any claim, demand, debt, liability, or obligation (including any cross-claim, contribution claim, subrogation claim, indemnity claim, successor liability claim or any other similar derivative claim or demand), whether now existing or hereafter arising, asserted against any of the Business Companies, the Business or any of the Business Assets, whether in the nature of or sounding in tort, or under contract, warranty, or any other theory of law, equity, or admiralty for, arising out of, resulting from, or relating to directly or indirectly, death, bodily injury, sickness, disease, or other personal injuries, physical, emotional or otherwise, to persons, caused, or allegedly caused, directly or indirectly, by the presence of, or exposure to, asbestos, including any asbestos-containing products, boiler systems, equipment, components, parts, improvements to real property, or materials engineered, designed, marketed, manufactured, fabricated, constructed, sold, supplied, produced, installed, maintained, serviced, specified, selected, repaired, removed, replaced, released, distributed or any way used prior to the Closing Date.

“Appingedam” shall mean Sellers’ facility in Appingedam, Holland.

“Assumed Liabilities” has the meaning set forth in Section 2.07.

“Balance Sheet Date” means June 30, 2005.

“Base Purchase Price” shall have the meaning set forth in Section 2.02.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, whether a domestic plan or a Foreign Plan, that provides for compensation or benefits, including any deferred compensation, executive compensation, stock option or other stock plan, supplemental, bonus or incentive plan, severance pay, or any holiday or vacation plan or personnel policy or practice maintained, contributed to or sponsored by Sellers or their Affiliates, as of the date of execution of the Agreement, for the benefit of any Business Employee. For purposes of clarity, the TFR Obligations shall not be included within the definition of Benefit Plan.

“Business” means the on-off valve business as conducted by the Business Companies since January 1, 2004 and includes all business activities which generated the revenues and operating results reflected on the Financial Statements; provided, however, that (i) Business shall not include any operations related to Excluded Assets and (ii) where the context requires, Business shall include the on-off valve business as continued from and after Closing.

“Business Assets” means the assets, properties and rights (wherever located), whether tangible or intangible, necessary for or used or held for use in the Business (other than Excluded Assets), as they exist at the time of the Closing, including, without limitation, the assets, properties and rights of the Business Companies and the assets, properties and rights referred to below:

(i) Owned Real Property. The parcels of the Owned Real Property described by metes and bounds in Schedule 3.11.

(ii) Fixtures and Improvements. All estates, rights, titles and interests in and to all plants, factories, manufacturing facilities, warehouses, storage facilities, laboratories, buildings, works, structures, fixtures, landings, construction in progress, improvements, betterments, installations and additions constructed, erected or located on or attached or affixed to the Owned Real Property.

(iii) Realty Rights. All estates, rights, titles and interests in and to all tenements, hereditaments, easements, rights-of-way, rights, licenses, patents, rights of ingress and egress, reversionary interests, privileges and appurtenances belonging, pertaining or relating to the Owned Real Property, including, without limitation, the easements, rights-of-way and other interests described in Schedule 3.11, any and all rights to the present or future use of wastewater, wastewater capacity, drainage, water or other utility facilities relating to the Owned Real Property, including, without limitation, all reservations of or commitments or letters covering any such use in the future, whether now owned or hereafter acquired, and the entire right, title and interest of Sellers, if any, in, to and under all streets, ways, alleys, passages, strips, gores, pipes, pipelines, sewers, sewer rights, ditches, waters, water courses, water rights and powers, air rights, railroad sidings, minerals, mineral rights and mineral interests adjoining, upon, above, in, under or pertaining to the Owned Real Property, and all claims or demands whatsoever of Sellers, either in law or in equity, with respect to the Owned Real Property, including, without limitation, any unpaid awards to be made relating thereto, including any unpaid awards or damages payable by reason of damage thereto or by reason of a widening of any adjoining streets or roads or a changing of the grade with respect to same.

(iv) Vehicles. The trucks, trailers and other certificated vehicles necessary for and used or held for use by Sellers in the Business.

(v) Equipment. All of the furniture, equipment, machinery, apparatus, tools, dies, appliances, vehicles (other than as described in subsection (iv) above) and other transportation equipment, implements, spare and replacement parts, supplies and all other tangible personal property of every kind and description necessary for and used or held for use by Sellers in or relating to the Business.

(vi) Permits. All right, title and interest of Sellers in, to and under all permits necessary for and used or held for use by Sellers in the Business.

(vii) Intangible Assets. All right, title and interest of Sellers in, to and under all Business Intellectual Property listed in Schedule 3.10, including all goodwill associated with any Trademarks, (including the right to sue for past, present or future infringement and misappropriation of the Business Intellectual Property and to collect and retain damages and profits therefore).

(viii) Goodwill. The goodwill and going concern value of Sellers in the Business.

(ix) Contracts. All right, title and interest of the Business Companies in, to and under all contracts, purchaser orders, permits and agreements described in Section 2.08 or listed on Schedule 3.09 and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to any of such contracts and agreements.

(x) Books and Records. All of Sellers’ books, records, papers and instruments of whatever nature and wherever located that relate to the Business or the Business Assets or which are required or necessary in order for Purchaser to conduct the Business from and after Closing in the manner in which it is presently being conducted, including, without limitation, specifications, surveys, title policies, building and machinery diagrams, accounting and financial records, personnel and labor relations records, project records, manufacturing records, environmental records and reports, sales and property Tax records and returns, sales records, customer data and supplier data, but excluding income Tax records and returns and corporate minute book and stock records and other books and records that any Business Company is required by Law to retain.

(xi) Prepaid Expenses. All right, title and interest of Sellers in and to all prepaid rentals, other prepaid expenses, bonds, deposits and financial assurance requirements relating primarily to any of the Business Assets or the Business.

(xii) Computers. All right, title and interest of Sellers in computer equipment and hardware, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all Intellectual Property used by Sellers in the operation of such computer equipment and hardware, including, without limitation, all software, all of Sellers’ rights under any licenses related to Sellers’ use, at any time, of such computer equipment, hardware or software, and all leases pursuant to which Sellers leases any computer equipment, hardware or software; insofar and only insofar as any of the foregoing relates primarily to the Business.

(xiii) Accounts. All accounts receivable of Sellers and all other rights of Sellers to payment for goods sold or leased or for services rendered in connection with the Business, including those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any Financial Statements; together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or good which any of the same represent, and all rights, title, security and guaranties in favor of Sellers with respect to any of the foregoing, including, without limitation, any right of stoppage in transit.

(xiv) Inventories. All rights, title and interest of Sellers in and to all Inventories relating exclusively to the Business.

(xv) Customer Advances. All deposits, prepayments and advances paid or delivered by customers to or for the benefit of the Business to the extent relating to services to be performed or products to be delivered by the Purchaser or the Purchased Business Companies following the Closing, except to the extent applied to Inventories as of the Closing Date, to the extent determined in accordance with Section 5.21 hereof.

(xvi) Third Party Warranties. All manufacturers, suppliers, construction and other third party warranties held by or inuring to the benefit of the Business Companies and covering any of the Business Assets.

(xvii) Other Property. All other or additional privileges, rights, interests, properties and assets of Sellers of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted, including Domain Names.

“Business Company” or “Business Companies” shall have the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which banks in Houston, Texas and New York, New York are authorized or obligated by Law to close.

“Business Employees” shall mean each active employee of Sellers or their Affiliates whose duties relate primarily to the Business (i.e., who work more than 50% of the time for the Business and more than 50% of the costs attributable thereto are allocated to the Business). “Business Employees” shall also include any such employees who are on a short-term disability, FMLA or military leave of absence but are reasonably expected to return to work within six (6) months. Notwithstanding the foregoing, “Business Employees” shall not include the individuals listed on Schedule 5.11(b).

“Business Guarantees” means any performance, advance payment and retention bonds or guarantees, other guarantee obligations, letters of credit and other similar arrangements required to be issued by or on behalf of a Business Company with respect to any obligation relating to the Business and third party indemnities, performance, advance payment and retention bonds or guaranties, other guarantee obligations, letters of intent and other similar arrangements of third parties for which a Business Company has a reimbursement obligation and listed on Schedule 3.20.

“Business Intellectual Property” means all material Intellectual Property owned by any Business Company that relates exclusively to the Business (the “Standalone Intellectual Property”) or that is used primarily in the Business (“Mixed Intellectual Property”). Business Intellectual Property specifically excludes the Excluded Intellectual Property.

“Business IP Licenses” means all licenses of Intellectual Property by a third party that is not an Affiliate to a Business Company or by a Business Company to a third party that is not an Affiliate, but excluding any shrink-wrap or click-through licenses of computer software or licenses incident to product purchases in the ordinary course of business.

“Business Real Property” means the Leased Real Property and the Owned Real Property.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement entered into between Purchaser and Sellers or their respective Affiliates prior to execution of this Agreement with respect to the transactions contemplated by this Agreement.

“Continuing Environmental Law” means any Law or rule of common law of any Governmental Authority and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case whether or not in effect on or before or after the Closing Date, relating to (a) pollution or protection of the Environment or natural resources; (b) any Release or threatened Release of, or exposure of any person or property to, any Hazardous Substance; (c) the manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance; and (d) the protection of human health and safety, including that of employees in the workplace.

“Cooper Cameron Valves Italy” means Cooper Cameron Valves Italy, SrL, a wholly-owned subsidiary of Purchaser.

“Cooper Cameron Valves Italy Shares” means shares of Cooper Cameron Valves Italy, SrL issued to Sellers pursuant to this Agreement.

“Covered Facilities” shall have the meaning set forth in Section 7.03(b).

“Cross License Agreement” shall have the meaning set forth in Section 5.10.

“Customer Advances Amount” shall have the meaning set forth in Section 5.21.

“Customer Property” shall have the meaning set forth in Section 3.27.

“Deductible Amount” shall have the meaning set forth in Section 7.01(c).

“Domain Names” means the following names: grovevalves.com, wheatleyvalves.com, ringovalve.com (email: Colico Italy), grovevalves.biz, grovevalves.info, controlseal.nl, entech-d.de, grove.it, ringovalve.it (email Colico Italy).

“Dresser Italia” means Dresser Italia SrL (Italy).

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, option, preemptive right, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwater, surface water sediment, soil, subsurface strata, ambient air and any other environmental medium.

“Environmental Activities” means any investigation, study, assessment, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, bioremediation, response, corrective measure, cleanup, or abatement that is required under applicable Continuing Environmental Law, including, but not limited to, institutional or engineering controls or participation in a governmental voluntary cleanup program or analogous voluntary program, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Law” means any Law or rule of common law of any Governmental Authority and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case as in effect on or before the Closing Date, relating to (a) pollution or protection of the Environment or natural resources; (b) any Release or threatened Release of, or exposure of any person or property to, any Hazardous Substance; (c) the manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance; and (d) the protection of human health and safety, including that of employees in the workplace.

“Environmental Liabilities” means any and all liabilities, responsibilities, claims, demands, suits, losses, costs and expenses (including costs and expenses relating to Environmental Activities, court costs, and reasonable attorney’s and expert witness’ fees and expenses), damages, assessments, liens, penalties, fines, judgments, settlements, and compromises arising out of or in connection with Hazardous Substance conditions to the extent necessary to comply with Continuing Environmental Laws (or in the case of Section 3.15 hereof to comply with Environmental Laws), whether known, or unknown, accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Environmental Permit” means any permit, approval, identification number, license, registration, exemption, variance, or other authorization required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“Estimated Capital Lease Amount” shall mean the outstanding balance of the capitalized lease obligation at Ring-O as of 12:01 a.m. (local time) on the most recent month end prior to (but not including) the Closing Date.

“Estimated Customer Advances Amount” has the meaning set forth in Section 5.21.

“Estimated Working Capital” shall have the meaning set forth in Section 2.02(b).

“Estimated Working Capital Payment” shall have the meaning set forth in Section 2.02(b).

“Excluded Assets” means the following assets of Sellers, all of which shall be retained by Seller:

(i) Sellers’ corporate books and records of internal corporate proceedings, Tax records, work papers and books and records that Sellers are required by Law to retain (except with regard to Purchased Business Companies, for which such items will not constitute Excluded Assets);

(ii) all Excluded Intellectual Property;

(iii) all accounting records (including records related to Taxes) and internal reports relating to the business activities of Sellers that are not Business Assets (except with regard to Purchased Business Companies, for which such items will not constitute Excluded Assets);

(iv) any insurance policies and rights, claims or causes or actions thereunder;

(v) contracts, agreements and instruments not included in the Assumed Liabilities;

(vi) any Person not described herein as a Purchased Business Company; and

(vii) assets set forth on Schedule 2.01.

“Excluded Intellectual Property” means (A) the “Dresser” name and logo, internet domain names including the term “dresser,” and all other trademarks, service marks, trade dress that are not used exclusively in the Business or that are not used primarily in the Business, and all rights and goodwill associated therewith; (B) all patents that do not cover products (and methods to manufacture or use such products) that are sold by the Business as presently conducted in connection with the registered trademarks listed on Schedule 3.10 and unregistered trademarks listed on Schedule A of this Cross License; (C) all Intellectual Property that is not used in the Business; and (D) U.S. Patent Nos. 6,029,702; 5,287,889; 5,511,584; 5,437,305; 5,758,689; and 4,784,039, and their respective foreign counterparts. Seller is not obligated to provide Buyer any right or license to the Excluded Intellectual Property.

“Final Capital Lease Amount” shall mean the outstanding balance of the capital lease obligation at Ring-O as set forth on the balance sheet in the Final Closing Statement.

“Final Closing Statement” shall have the meaning set forth in Section 2.03(b).

“Final Customer Advances Amount” has the meaning set forth in Section 5.21.

“Final Working Capital” shall have the meaning set forth in Section 2.03(b).

“Final Working Capital Payment” shall have the meaning set forth in Section 2.03(b).

“Financial Statements” shall have the meaning set forth in Section 3.05(a).

“Finished Goods Inventories” means all finished goods inventories of the Business in existence on the Balance Sheet Date and the finished goods inventories which are produced in the ordinary course of business between the Balance Sheet Date and the Closing Date, less all finished goods inventories which are sold in the ordinary course of Business between the Balance Sheet Date and the Closing Date.

“Foreign Plan” means each Benefit Plan that is a governmental or nongovernmental and/or industrial or nonindustrial retirement or welfare plan respecting the operations of the Business outside of the United States for the benefit of any Business Employee.

“Fundamental Representations and Warranties” shall have the meaning set forth in Section 7.01(d).

“GAAP” means generally accepted accounting principles in the United States.

“Gazprom” shall have the meaning set forth in Section 5.20.

“Gazprom Order” shall have the meaning set forth in Section 5.20.

“Governmental Authority” means any United States or foreign, federal, state, local or provincial government or any governmental, regulatory or administrative authority, agency, commission, body or other entity or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Grove” means the Business operations conducted in and around Voghera, Italy.

“Guarantees” shall have the meaning set forth in Section 5.13.

“Hazardous Substance” means (a) any petroleum hydrocarbons, petroleum products, petroleum by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined or regulated under any Environmental Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” or “pollutant.”

“Hedging Agreement” means with respect to, or in connection with, the Business (a) any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) and (b) any combination of these transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds or debentures, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (d) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (f) any capital lease transactions (g) any factoring agreement or arrangement for the accounts payable of such Person (excluding any accounts payable factoring at Grove) and (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person or in effect guaranteed directly or indirectly by such Person.

“Indemnifying Party” shall have the meaning set forth in Section 7.02.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) Trademarks, (iii) copyrights, including copyrights in computer software, (iv) designs and design rights, (v) registrations and applications for registration of any of the foregoing and (vi) all Trade Secrets.

“Inventories” means the Finished Goods Inventories and Materials, and Work-in-Process Inventories used in or relating to the Business.

“IRS” shall have the meaning set forth in Section 3.12(c).

“knowledge of Purchaser” or “Purchaser’s knowledge” has the meaning set forth in Section 1.02(j).

“knowledge of Seller” or “Sellers’ knowledge” has the meaning set forth in Section 1.02(j).

“Law” means any United States or foreign, federal, state, local or provincial statute, treaty, law, ordinance, regulation, rule, code, judgment, injunction, decree, Order or other requirement or rule of law.

“Leased Real Property” means the real property leased by Sellers or any Business Company and necessary for and used or held for use in the Business that is set forth on Schedule 3.11(a).

“Liabilities” means any and all liabilities and obligations (including Environmental Liabilities), whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Liability Ceiling” shall have the meaning set forth in Section 7.01(c).

“LIBOR Rate” shall mean the rate at which Eurodollar deposits in the London interbank market for 60 days are quoted on the Telerate screen.

“Licensed Intellectual Property” means all Intellectual Property that relates to, but not exclusively to, or is used in, but not primarily used in, the conduct of the Business as currently conducted, other than (A) any and all Trademarks; and (B) the Excluded Intellectual Property.

“Liquidated Damages” shall have the meaning set forth in Section 5.19.

“Liquidated Damages Reserve” shall have the meaning set forth in Section 5.19.

“Liquidation Payment” shall have the meaning set forth in Section 8.03.

“Loss” or “Losses” means all liabilities, losses, damages, claims, costs and expenses (including reasonable attorney’s fees).

“Material Adverse Effect” means any change in, or effect on, the Business that, individually or in the aggregate with any other changes in, or effects on, the Business, is materially adverse to the business, results of operations or financial condition of the Business prior to or as continued on and immediately after the Closing, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any change in, or effect on, the Business directly or indirectly arising out of or attributable to (i) changes or effects that generally affect the industries or markets in which the Business operates, (ii) changes in general economic, regulatory or political conditions, (iii) the public announcement of this Agreement, or (iv) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date of this Agreement unless a material facility of the Business is materially adversely affected by such event.

“Material Contracts” shall have the meaning set forth in Section 3.09(a).

“Material Permits” shall have the meaning set forth in Section 3.07.

“Materials and Work-in-Process Inventories” means all raw materials and work-in-process inventories of the Business in existence on the Balance Sheet Date plus all raw materials and work-in-process inventories acquired or initiated in the ordinary course of the Business during the period between the Balance Sheet Date and the Closing Date, less all raw materials and work-in-process used or completed during such period.

“Minimum Claim Amount” shall have the meaning set forth in Section 7.01(d).

“Non-Competition Agreement” shall have the meaning set forth in Section 5.01(a).

“Order” means the entry in any judicial or administrative proceeding brought under any Law by any Governmental Authority or any other Person of any permanent or preliminary injunction or other order.

“Owned Real Property” means the real property owned by Sellers or any Business Company necessary for and used or held for use in the Business that is set forth on Schedule 3.11(a), together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Party” or “Parties” means Sellers and/or Purchaser, as applicable.

“Pension and Retirement Obligations” means any pension or retirement obligations of Seller or any of the Business Companies relating to the Business, including any underfunding of pension or retirement benefit obligations, but excluding any TFR Obligations.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet delinquent or which are being contested in good faith in proper proceedings; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) customer prepayment arrangements; (e) obligations under outstanding letters of credit that are described in Section 5.13; and (f) Encumbrances created by Purchaser.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Post-Closing Liquidated Damages” shall have the meaning set forth in Section 5.19.

“Post-Closing Product Warranty Claims” shall have the meaning set forth in Section 5.19.

“Pre-Closing Environmental Matters” means any and all Environmental Liabilities arising out of or in connection with:

(a) any Hazardous Substances existing or Released at, on, under, to or from the Business Assets at any time on or before the Closing Date which existence or Release violated or was not in compliance with Environmental Laws;

(b) any Hazardous Substances under Environmental Laws or Continuing Environmental Laws arising out of any ownership or operation of the Business Assets or the Business at any time on or before the Closing Date and that exist or are transported, stored, treated, disposed (or arranged to be transported, stored, treated, or disposed), or Released at, on, under, to or from any real properties offsite of the Business Assets at any time on or prior to the Closing Date;

(c) any condition or event of non-compliance with Environmental Laws arising out of ownership or operation of the Business Assets or the Business and that existed or commenced on or before the Closing Date (but not including any non-compliance which commenced on or before the Closing Date which is (but only to the extent it is continued by Purchaser after the Closing Date to the extent Purchaser’s applicable facility EH&S director and applicable facility operations management had or should have had knowledge of such non-compliance but nevertheless continued such activity) at any location, regardless of whether on-site or offsite the Business Assets;

(d) exposure of any person or property to Hazardous Substances under Environmental Laws to the extent arising out of ownership or operation of the Business Assets or the Business on or before the Closing Date including any such exposure that results in bodily injury or death;

(e) any monetary fines or penalties imposed or assessed by a Governmental Authority (or any supplemental environmental project agreed to be performed in partial or full mitigation of such fines or penalties) under Environmental Laws with respect to any non-compliance of the Business Assets or the Business, or any operations associated therewith, that existed or commenced on (but not including any non-compliance which commenced on or before the Closing Date but which is (but only to the extent it is continued by Purchaser after the Closing Date to the extent Purchaser’s (applicable facility EH&S director and applicable facility operations management) had or should have had knowledge of such non-compliance but nevertheless continued such activity) or before the Closing Date;

(f) any Asbestos Claims; and

(g) any Environmental Activities relating to any of the foregoing.

“Pre-Closing Liquidated Damages” shall have the meaning set forth in Section 5.19.

“Pre-Closing Litigation Claims” shall mean any Actions with respect to the Business or involving any Purchased Business Company or any of the Business Assets pending or, to Sellers’ knowledge, threatened against the Business or any of the Business Companies arising prior to Closing, other than Pre-Closing Product Warranty Claims.

“Pre-Closing Product Warranty Claims” shall have the meaning set forth in Section 5.18.

“Pre-Closing Retained Claims” shall have the meaning set forth in Section 2.07(a).

“Pre-Closing Taxes” means, without duplication, all Taxes (A) of Sellers, (B) of the Purchased Business Companies for (i) all taxable periods ending on or before the day before the Closing Date and (ii) the portion of any Straddle Period (as hereinafter defined) ending on the Closing Date, in each case other than Taxes incurred outside of the ordinary course of business on the Closing Date as a result of actions taken by or at the request of Purchaser and not otherwise contemplated by this Agreement, (C) of any member of any affiliated, consolidated, combined or unitary group of which a Purchased Business Company or any of their Affiliates (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date (other than any such group that, as a result of Purchaser’s ownership of the Purchased Business Assets and the Purchased Shares as of the Closing Date, includes Purchaser or its Affiliates), including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, or (D) imposed on the Purchased Business Companies arising in periods described in clause (B) as a result of transferee or successor liability, by contract or pursuant to any law, rule or regulation provided, however, that Pre-Closing Taxes shall in no event include Taxes that are the responsibility of Purchaser pursuant to Section 2.04. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, sales, payroll and other Taxes that are readily apportionable based on an actual or deemed closing of the books that are payable with respect to the period before Closing shall be determined based on an interim closing of the books as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and provided, further, that in the case of all other Taxes the Taxes payable with respect to the period before Closing shall be equal to the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period up to the Closing Date and the denominator of which is the number of entire days in the period. Notwithstanding the foregoing, Pre-Closing Taxes shall not include Transfer Taxes and property Taxes to the extent dealt with in Section 2.04.

“Product Warranty Reserve” shall have the meaning set forth in Section 5.18.

“Purchase Price” shall have the meaning set forth in Section 2.03.

“Purchased Business Assets” shall have the meaning set forth in the recitals.

“Purchased Business Companies” shall have the meaning set forth in the recitals.

“Purchased Shares” shall have the meaning set forth in the recitals.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Indemnitees” shall have the meaning set forth in Section 7.01(a).

“Purchaser Representatives” shall have the meaning set forth in Section 5.03(a).

“Related Agreements” means the Non-Competition Agreement, the Transition Services Agreement, the Supply Contract, Cross License Agreement, and such other documents or instruments required to be entered into and delivered under this Agreement and the Transaction Agreements to effectuate the transactions contemplated by the Transaction Agreements.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Restructuring” shall have the meanings set forth in Section 2.04(b).

“Retained Business Companies” shall have the meanings set forth in the preamble.

“Retained Liabilities” shall have the meaning set forth in Section 2.07.

“Ring-O” means Ring-O Valve SrL (Italy).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meanings set forth in the preamble.

“Sellers’ Bank Account” means any bank account or bank accounts to be designated by Sellers in a written notice to Purchaser at least five Business Days before the Closing.

“Sellers Indemnitees” shall have the meaning set forth in Section 7.01(b).

“Sellers’ Indemnitor” shall have the meaning set forth in Section 7.03(c).

“Sellers Representatives” shall have the meaning set forth in Section 5.03(b).

“Straddle Period” has the meaning set forth in the definition of “Pre-Closing Taxes”.

“Supply Contract” shall have the meaning set forth in Section 5.10.

“Survival Date” shall have the meaning set forth in Section 7.01(e).

“Tax” or “Taxes” means all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, fees, stamp taxes, customs and duties, assessments or charges of any kind, together with any interest and penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Tax Returns” means any and all returns and reports required to be filed with a Taxing Authority.

“Taxing Authority” means the United States Internal Revenue Service and any other U.S. or non-U.S. federal, state, canton, provincial, local, national or other Governmental Authority having the power to impose a Tax or Taxes.

“Tax Sharing Agreements” shall have the meaning set forth in Section 5.17.

“TFR Obligations” shall mean all obligations to Italian employees under the Trattamento Fine Rapporto statutory scheme under Italian law.

“Trademarks” shall mean trademarks, service marks, trade names, logos, trade dress, product shapes and slogans to the extent each of the foregoing is protectable under the law of the applicable jurisdiction in which protection is asserted.

“Trade Secret” means trade secrets (including but not limited to confidential business information, confidential ideas, research and development, know-how, unpatented inventions, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, records of inventions, test information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Transaction Agreements” means this Agreement and the Related Agreements.

“Transferred Employees” shall have meaning set forth in Section 5.11(b).

“Transferring Employee” shall have the meaning set forth in Section 5.12.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, recording, stamp, value added, customs, registration and similar taxes, duties or charges that become due and payable prior to, on or after the Closing Date as the result of the conveyance of transferred shares or assets as contemplated by this Agreement.

“Transition Services Agreement” shall have the meaning set forth in Section 5.10.

“Working Capital” shall have the meaning set forth in Schedule 2.03(b).

“Working Capital Threshold” shall have the meaning set forth in Section 2.03(a).